Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207571

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 9, 2015

Preliminary Prospectus Supplement (to Prospectus dated November 2, 2015)

NewStar Financial, Inc.

$50,000,000

7.25% Senior Notes due 2020

Interest payable May 1 and November 1.

Issue price:     %

We are offering $50,000,000 aggregate principal amount of our 7.25% Senior Notes due 2020 (the “Offered Notes”). The notes will mature on May 1, 2020. Interest will accrue from November 1, 2015, and the first interest payment date will be May 1, 2016. We previously issued $300,000,000 in aggregate principal amount of our 7.25% Senior Notes due 2020 (the “Existing Notes”, together with the Offered Notes, the “notes”). The notes will have the same CUSIP and ISIN numbers as, and will immediately be fungible with, the Existing Notes. The notes and the Existing Notes will be treated as a single series for all purposes under the Indenture and the notes have the same terms as the Existing Notes. After the consummation of this offering, the notes offered hereby will represent approximately 14.3% of all notes issued under the Indenture.

We may redeem some or all of the notes at any time on or after May 1, 2017 at the redemption prices set forth herein plus accrued and unpaid interest. In addition, we may also redeem up to 35% of the notes using the proceeds of certain equity offerings at any time prior to May 1, 2017 at a price equal to 107.25% of the principal amount plus accrued and unpaid interest. In addition, at any time prior to May 1, 2017, we may redeem some or all of the notes at a price equal to 100% of the principal amount plus a “make whole” premium and accrued and unpaid interest. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The Offered Notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior debt, including the Existing Notes, and senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt. In addition, the obligations to make payments of principal and interest on the notes will be structurally subordinated to all obligations of our subsidiaries. The notes initially will not be guaranteed by any of our subsidiaries. The Offered Notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales.

See “Risk factors” beginning on page S-15 for a discussion of certain risks that you should consider in connection with an investment in the notes.

The Offered Notes will not be listed on any securities exchange or automated quotation system. The Existing Notes are not listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about November     , 2015.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discount	Proceeds to us, before expenses
Per Note	%	%	%

Total	$	$	$

(1)	Plus accrued interest from November 1, 2015.

Sole Bookrunner

J.P. Morgan

November     , 2015

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We and the underwriters are offering to sell the notes only in places where offers and sales are permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated November 2, 2015, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information contained in or incorporated by reference into this prospectus supplement is inconsistent with information contained in or incorporated by reference into the accompanying prospectus, this prospectus supplement (including the information incorporated herein) will apply and will supersede that information in, or incorporated by reference into, the accompanying prospectus.

It is important for you to read and consider all information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of certain information by reference” in this prospectus supplement and in “Incorporation by reference” in the accompanying prospectus.

In this prospectus supplement, except as the context otherwise requires or as otherwise noted, “NewStar,” the “Company,” “we,” “us” and “our” refer to NewStar Financial, Inc. and its subsidiaries, except with respect to the notes, in which case such terms refer only to NewStar Financial, Inc.

Industry and market data

This prospectus supplement and the accompanying prospectus include industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus supplement, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Statements regarding forward-looking information

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future periods and include statements regarding our anticipated performance.

Generally, the words “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: risk related to our funding and leverage, including our ability to obtain external financing and complete additional term debt securitizations in the future; our lenders and noteholders continuing to use us as a service provider; the early termination of our term debt securitizations; disruptions in the capital markets generally, and the asset-backed securities market in particular; disruptions in the credit quality and performance of our loan portfolio, potential changes in previously issued ratings or rating agency methodology; the concentration of our funding sources; risks related to our operations and financial results, including fluctuation in our net interest income, the success of our origination activities, and credit losses and defaults; changes in the regulatory landscape; and risks related to our loan portfolio and lending activities, including our inability to recover amounts owed to us by our borrowers.

These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors. Although we believe that the statements contained in this prospectus supplement and the accompanying prospectus are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. You should understand that these statements are not guarantees of performance or results. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of each of this prospectus supplement and the accompanying prospectus, as applicable. We assume no obligation to update or revise them or provide reasons why actual results may differ. Many factors could cause or contribute to results that differ, including the factors described below under the caption “Risk Factors.” You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this document, particularly the section entitled “Risk Factors,” before you make an investment decision.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the notes. You should read this prospectus supplement together with the accompanying prospectus carefully, including the “Risk Factors” section, our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus supplement is presented on a historical basis.

NewStar Financial, Inc.

We are an internally-managed commercial finance company with specialized lending platforms focused on meeting the complex financing needs of companies and private investors in the middle market. We are also a registered investment adviser and provide asset management services to institutional investors through a series of managed credit funds that co-invest in certain types of loans that we originate. Through our specialized lending platforms, we provide a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as purchases of equipment and other capital assets.

We believe these lending activities require specialized skills and transaction experience, as well as significant investment in personnel and operating infrastructure. To meet these demands, our loans and leases are originated directly by teams of credit-trained bankers and experienced marketing officers organized around key industry and market segments. These teams represent specialized lending groups that are supported by centralized credit management and operating platforms, which enables us to leverage common standards, systems, and industry and professional expertise across multiple businesses.

We direct our marketing and origination efforts to private equity firms, mid-sized companies, corporate executives, banks, real estate investors and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. Our origination network is national in scope and we focus on companies operating across a broad range of industry sectors. We employ highly experienced bankers, marketing officers and credit professionals to identify and structure new lending opportunities and manage customer relationships. We believe that the quality of our professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position us to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

Our emphasis on direct origination is an important aspect of our marketing and credit strategy. Our national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows us to be highly selective in our credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. Our direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides us with direct access to management teams and enhances our ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows us to negotiate transaction terms directly with borrowers and, as a result, advise our customers on financial strategies and capital structures, which we believe benefits our credit performance.

We typically provide financing commitments to companies in amounts that range in size from $10 million to $50 million. The size of our financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and our role in the transaction. We also selectively arrange larger transactions that we may retain on our balance sheet or syndicate to other lenders, which may include funds that we manage for third party institutional investors. By syndicating loans to other lenders and our managed funds, we are able to provide larger financing commitments to our customers and generate fee income, while limiting our risk exposure to individual borrowers. From time to time, however, our balance sheet exposure to an individual borrower may exceed $35 million.

We offer a set of credit products and services that have many common attributes, but which are highly specialized by lending group and market segment. Although both the Leveraged Finance and Business Credit lending groups structure loans as revolving credit facilities and term loans, the style of lending and approach to credit management is highly specialized. The Equipment Finance group broadens our product offering to include a range of lease financing options.

Although we operate as a single segment, we derive revenues from lending activities and asset management services across four specialized lending groups that target market segments in which we believe that we have competitive advantages:

•

Leveraged Finance, provides senior secured cash flow loans and, to a lesser extent, second lien and unitranche loans, which are primarily used to finance acquisitions of mid-sized companies with annual cash flow (EBITDA) typically between $10 million and $50 million by private equity investment funds managed by established professional alternative asset managers;

•	Business Credit, provides senior secured asset-based loans primarily to fund working capital needs of mid-sized companies with sales revenue typically totaling between $25 million and $500 million;

•

Real Estate, provides first mortgage debt primarily to finance acquisitions of commercial real estate properties typically valued between $10 million and $50 million by professional commercial real estate investors;

•	Equipment Finance, provides leases, loans and lease lines to finance purchases of equipment and other capital expenditures typically for companies with annual sales of at least $25 million; and

•	Asset Management, provides opportunities for qualified institutions to invest in credit funds managed by us with strategies to co-invest in loans originated by our Leveraged Finance lending group.

Our industry

We provide a range of financing options to mid-sized companies in the United States, targeting a segment of the private financial markets commonly referred to as the “Middle Market.” Although there are no universally accepted parameters that define the segment precisely, most definitions of the Middle Market include companies with revenues of $50 million to between $500 million and $1 billion and between $5 and $50 million of cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA). This market segment is comprised primarily of private companies that are professionally managed and either family-owned or owned by professional private investors. Middle Market companies span most stages of development, from emerging growth companies to mature businesses that are community pillars and anchored to local and regional economies. Most have well-developed financial reporting capabilities and are audited by recognized, regional accounting firms. They invest in growth opportunities through acquisitions, product development, marketing capabilities, systems, business process development, research and development, and fixed assets similar to larger corporations. According to the U.S. Census, there were an estimated 41,000 firms in the U.S. with revenues between $50 million and $1 billion as of 2012. These firms employed approximately 24 million people and generated $7 trillion in annual sales revenue. As a result, the Middle Market represents a critical economic growth engine for the U.S. economy and an attractive target market for lenders positioned to meet their complex and varied financing needs.

Similar to those of larger corporations, the financing needs of Middle Market companies can be large and complex, requiring lenders with sophisticated capabilities to structure and arrange financing transactions. Small regional banks do not typically offer these capabilities, and the financing needs of Middle Market companies, while often large, may not be on a scale suitable for the public capital markets. As a result, Middle Market companies rely primarily on banks and finance companies to meet their working capital needs or provide financing for acquisitions and investment in fixed assets. They may also tap alternative sources of financing including private equity and mezzanine capital to fund acquisitions or other growth strategies.

Although the segment is large, Middle Market companies are not typically tracked by rating agencies and are too small to be considered investment grade. As a result, the Middle Market tends to be highly intermediated by banks and other capital providers that make unrated loans and manage portfolios of illiquid credit assets. Because these markets are less transparent than those for large public companies, the Middle Market is believed to function less efficiently and, as a result, we believe that Middle Market loans can have performance characteristics that are more favorable than other credit investment alternatives, including large corporate, broadly syndicated loans. This is reflected in Middle Market loans being typically priced at a premium to comparable large corporate loans and structured with lower leverage and more lender protections, including stronger covenant packages, higher amortization, excess cash flow recapture and more frequent financial reporting.

The competitive landscape for Middle Market lending is comprised primarily of finance companies, medium and large regional banks and business development companies (BDCs). The financial crisis and ensuing economic contraction reshaped the competitive landscape by reducing the number of competitors focused on the middle market. Many finance companies were forced to consolidate or failed due to poor credit management or unsustainable funding strategies. Consolidation among regional banks and changes in bank regulations after the financial crisis have left key segments of the Middle Market under-served by banks. Certain Middle Market segments are difficult for regional banks to serve outside of their geographic footprints without significant investment in the development of a national platform due to their large and fragmented nature and credit risk characteristics. Banks are also increasingly constrained by a changing regulatory environment that discourages their participation in these markets through the enforcement of inter-agency lending guidelines that limit their ability to compete effectively. While BDCs are important players in sponsored lending, they generally focus on higher yielding lending opportunities, such as mezzanine or second lien debt in sponsored transactions that is subordinate to first lien senior secured debt provided by lenders such as NewStar.

Although pricing is an important consideration for companies in selecting among options offered by prospective lenders, we believe other factors can be important to their decisions. Based on our experience, the basis of competition also includes: responsiveness, relationship and trust, financial flexibility of a transaction structure, and certainty of execution, as well as a lender’s reputation or demonstrated track record for working constructively through challenges with companies and their owners.

Our loan portfolio

Our loan portfolio is comprised of loans, leases and other debt products. As of September 30, 2015, the loan portfolio totaled approximately $4.1 billion of funding commitments, representing $3.6 billion of balances outstanding and $0.5 billion of funds committed but undrawn as of September 30, 2015. Consistent with our strategy to focus on senior secured lending, first lien senior debt represented 95.1% of the portfolio.

The following tables present information regarding the outstanding balances of our loans and other debt products:

	As of September 30,				As of December 31,
	2015		2014		2014		2013		2012
	($ in thousands)

Composition by Lending Group
Leveraged Finance	$3,080,004	84.8%	$1,764,604	81.1%	$2,136,744	81.4%	$2,005,325	84.8%	$1,499,833	80.0%
Business Credit	274,617	7.6	225,650	10.4	286,918	10.9	182,633	7.7	177,587	9.5
Real Estate	100,590	2.8	109,283	5.0	105,394	4.0	123,029	5.2	177,478	9.5
Equipment Finance	175,208	4.8	75,726	3.5	96,666	3.7	54,352	2.3	19,365	1.0

Total	$3,630,419	100.0%	$2,175,263	100.0%	$2,625,722	100.0%	$2,365,339	100.0%	$1,874,263	100.0%

	As of September 30,				As of December 31,
	2015		2014		2014		2013		2012
	($ in thousands)

Composition Type
Senior secured cash flow	$2,880,473	79.3%	$1,704,028	78.3%	$2,044,126	77.9%	$1,948,965	82.4%	$1,448,182	77.3%
Senior secured asset-based	471,781	13.0	303,627	14.0	385,882	14.7	239,314	10.1	201,219	10.7
First mortgage	100,590	2.8	109,283	5.0	105,394	4.0	123,029	5.2	177,462	9.5
Other	177,575	4.9	58,328	2.7	90,320	3.4	54,031	2.3	47,400	2.5

Total	$3,630,419	100.0%	$2,175,263	100.0%	$2,625,722	100.0%	$2,365,339	100.0%	$1,874,263	100.0%

Senior secured cash-flow loans

Our senior secured cash flow loans are provided by our Leveraged Finance group. We underwrite these loans based on the cash flow, profitability and enterprise value of the borrower, with the value of any tangible assets as secondary protection. These loans are generally secured by a first-priority security interest in all or substantially all of the borrowers’ assets and, in certain transactions, the pledge of their common stock.

Senior secured asset-based loans

Our senior secured asset-based loans are provided primarily by our Business Credit group, and to a lesser degree by our Leveraged Finance group, and are secured by a first-priority lien on tangible assets and have a first-priority in right of payment. Senior secured asset-based loans are typically advanced under revolving credit facilities against a borrowing base comprised of collateral, including eligible accounts receivable, inventories and other long-term assets.

First mortgage loans

Our first mortgage loans are provided by our Real Estate group and are secured by a mortgage bearing a first lien on the real property serving as collateral. Our first mortgage loans require borrowers to demonstrate satisfactory collateral value at closing through a third-party property appraisal and typically contain provisions governing the use of property operating cash flow and disbursement of loan proceeds during the term of the loan.

Other

As of September 30, 2015, our other loans and debt products are categorized as:

•	Senior subordinated asset-based: $86.4 million of senior subordinated asset-based, which are equal as to collateral and subordinate as to right of payment to other senior lenders;

•	Second lien: $84.6 million of second lien, which are second liens on all or substantially all of a borrower’s assets and in some cases, junior in right of payment to senior lenders; and

•	Mezzanine or subordinated: $6.6 million of mezzanine or subordinated, which are subordinated as to rights to collateral and right of payment to senior lenders.

Borrowings and liquidity

As of September 30, 2015 and 2014, we had outstanding borrowings totaling $3.2 billion and $1.8 billion, respectively. Borrowings under our various credit facilities and term debt securitizations are used to partially fund our positions in our loan portfolio.

As of September 30, 2015, our funding sources, maximum debt amounts, amounts outstanding and unused debt capacity, subject to certain covenants and conditions, are summarized below:

	Maximum debt amounts	Amounts outstanding	Unused debt capacity	Maturity
	($ in thousands)

Funding Source
7.25% Senior Notes due 2020(1)	$300,000	$300,000	$—	2020
Corporate subordinated notes(2)	300,000	189,852	50,000	2024
Credit facilities	1,140,000	625,595	514,405	2015 – 2019
Term debt securitizations(3)(4)	1,894,944	1,890,765	4,000	2019 – 2027
Repurchase agreements	137,640	137,640	—	2017

Total	$3,772,584	$3,143,852	$568,405

(1)	Reflects aggregate principal amount issued on April 22, 2015, of which all is outstanding, and does not include the Offered Notes.

(2)	Reflects gross amount outstanding, net of debt discount of $60.1 million. An additional $25.0 million of subordinated notes was borrowed on October 26, 2015.

(3)	Maturities for term debt are based on contractual maturity dates. Actual maturities may occur earlier.

(4)	Reflects gross amount outstanding, net of debt discount of $0.2 million.

We must comply with various covenants under our various funding sources. The breach of certain of these covenants could result in a termination event and the exercise of remedies if not cured. At September 30, 2015, we were in compliance with all such covenants. We believe these covenants are customary and vary depending on the type of facility. These covenants include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency, charge-off levels, and overcollateralization tests. In addition, we are required to make termination or make-whole payments in the event that certain of our existing credit facilities or debt securities are prepaid. These termination or make-whole payments, if triggered, could be material to us individually or in the aggregate, and in the case of certain facilities, could be caused by factors outside of our control, including as a result of loan prepayment by the borrowers under the loan facilities that collateralize these credit facilities. The indenture governing the notes also requires us to comply with additional covenants that limit our ability and those of our subsidiaries to pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments, incur additional debt or issue certain disqualified stock and preferred stock, incur liens on assets, merge or consolidate with another person or sell all or substantially all of our assets to another person, enter into transactions with affiliates, allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to us, grant guarantees to other persons, and engage in a new or different business. These covenants are subject to important exceptions and qualifications. Certain of these covenants, for example, will cease to apply for so long as the notes have investment grade ratings from at least two rating agencies, so long as one is Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) and no event of default has occurred and is continuing.

Our Competitive Strengths

Our competitive strengths include:

Established middle market lending franchise

We are an internally-managed commercial finance company focused on meeting the complex financing needs of corporate clients and private investors in the middle market segment of the U.S. loan market. Since our inception in 2004, we have provided financing totaling more than $6 billion to over 550 companies through our nationwide network, which includes regional offices in seven U.S. cities. We believe that our specialized transaction skills, market knowledge and reputation have been, and will continue to be, among our most important competitive strengths. More than a decade of experience has allowed us to build relationships with more than 280 different private equity firms with middle market investment strategies. Many of these firms have chosen us to provide financing for multiple transactions, and we believe they will continue to consider us when funding new acquisitions and support the ongoing financing needs of their portfolio companies.

Direct origination capabilities through four specialized lending platforms

We apply our knowledge of middle market corporate finance across multiple specialized lending platforms organized around key markets and product areas, which include leveraged finance, business credit, commercial real estate and equipment leasing. We believe our experienced lending staff of approximately 55 full-time professionals who originate, underwrite and manage our credit investments, is a key competitive strength of our organization. Our team’s strong reputation and network of direct relationships with private equity firms, prospective borrowers and their professional advisors, affords us access to a large set of lending opportunities, which in turn allows us to be highly selective in originating new loans. We also believe that our strategy to originate through multiple channels and provide a range of credit products enables us to allocate our capital effectively by focusing on those opportunities offering the best risk/return characteristics. By originating loans directly, we are also able to conduct our own extensive due diligence process, without relying on the diligence performed by intermediaries. In addition, we typically control or strongly influence deal structures and the related transaction documentation, which include important lender protections such as financial covenants, reporting requirements and other controls that may be less lender-friendly in transactions intermediated by others. Importantly, we also believe that directly originated loans reflect premium, wholesale pricing compared to lending opportunities which are intermediated by syndicate banks.

Proven credit strategy and portfolio performance

Our credit strategy focuses on building and managing diversified portfolios of illiquid, credit investments with attractive risk/return characteristics. Because we focus on senior secured debt, we typically have first priority claims on pledged collateral, which places us ahead of other creditors in bankruptcy and is intended to provide significant downside protection. Our portfolio is highly diversified by obligor and industry sector. As of September 30, 2015, our largest exposure to a single obligor was approximately 1.2% of the total portfolio and our exposure to our ten largest obligors represented approximately 10.2%. Our exposure to the energy sector at that time was approximately 2.2%. Prior to extending credit, our lending teams complete a comprehensive underwriting process typically led by a senior banker and a portfolio manager with relevant industry expertise. Our credit process includes an extensive due diligence investigation of the borrower and a detailed analysis of its current and prospective financial performance and capital position as well as its capacity to meet its obligations under various scenarios. Most of our credit investments are approved by the unanimous vote of our Investment Committee. Our Board of Directors, and in particular the Risk Committee, is also actively involved in monitoring our asset quality and underwriting standards on an ongoing basis. We have experienced no losses on Leveraged Finance loans originated since 2009. Since our inception to September 30, 2015, we have experienced cumulative charge-offs in our leveraged finance portfolio of approximately 25 bps per annum.

Strong management and operational team with significant ownership

Our management team has deep expertise in middle market lending and capital markets, with over 30 years of average experience. Most members of our management team held senior executive positions at large commercial banks and many worked together prior to founding NewStar. With over ten years of track record, the team has led NewStar through periods of both rapid growth and challenging economic conditions, leveraging each individual’s expertise in origination, underwriting, transaction management, corporate restructuring and workouts, securitization, capital markets and asset management. As a group, our executive officers have a significant economic stake in the Company, which we believe aligns their incentives with other financial stakeholders. As of September 30, 2015, our executive officers held approximately 3.2 million shares of our outstanding common stock and held options to purchase approximately 2.7 million additional shares.

Strategic relationship with leading alternative asset manager

On November 4, 2014, we announced a strategic relationship with Blackstone’s credit division, GSO Capital Partners (“GSO”), and Franklin Square Capital Partners (“Franklin Square”). As part of the strategic relationship, funds managed by Franklin Square and sub-advised by GSO committed to underwrite $300.0 million of ten-year subordinated notes issued by NewStar with warrants exercisable for 12.0 million shares of common stock at $12.62. We believe this strategic relationship and related capital investment will be an important source of competitive advantage and will be beneficial to the development of our franchise by providing opportunities that could materially increase origination volumes across all lines of business. In addition, the relationship has also begun to generate referrals and co-lending opportunities in segments of the middle market in which we have not historically been active, while also enabling us to provide larger capital commitments and a more complete set of financing options to our clients. GSO and Franklin Square have begun to support the expansion of our asset management platform by providing the first of an expected series of anchor investments in credit funds managed by the company.

Asset management platform

As a Registered Investment Adviser, we offer qualified institutions opportunities to invest in credit funds that we manage on their behalf. These managed funds are typically established to co-invest in loans that we originate through our leveraged finance business and we allocate a portion of these loans to the funds based on a predetermined set of rules. We launched our first fund in 2005 and now manage approximately $1.0 billion of assets across four funds and believe that our asset management activities will provide us with important long-term strategic benefits. We earn management fees for our role as investment manager for the funds with nominal incremental expense because the funds invest in the same loans that we originate in the ordinary course of our core lending activities. As a fund manager with discretion over investment decisions for a series of credit funds, we are able to commit up to $50.0 million of capital to our clients while limiting our direct balance sheet risk exposure by allocating a portion of loans to our managed funds. We believe our ability to make large commitments to our clients is an important factor in their selection of lenders.

Strong capital base and access to funding sources

We fund our balance sheet and lending operations through a combination of equity and debt securities totaling $3.9 billion as of September 30, 2015, as well as, multi-year committed credit facilities from large banks, institutional term debt, and long-term asset-backed securities issued by our financing subsidiaries. We believe our capital structure and funding strategies are appropriately balanced and diversified, while also retaining the flexibility to pursue opportunities for business growth as needed. We have a strong track record in accessing funding markets, including CLO funding, and believe that the matched asset and liability structure of our balance sheet allowed us to protect book value per share during the 2008–2009 financial crisis, expand our origination platform and execute our asset management strategy over time. We have completed thirteen securitization transactions totaling more than $5.2 billion over the last ten years, including three securitizations totaling approximately $1.4 billion for our managed funds. As of September 30, 2015, we had total capital commitments of $4.4 billion and over 30% of our total capital commitments consisted of shareholders’ equity, senior debt, and subordinated debt. As of September 30, 2015, our debt to equity ratio was 4.76x. We had $621.0 million of cash and additional capacity under our borrowing and other debt financing arrangements as of September 30, 2015 and access to $50.0 million of undrawn subordinated debt commitments, $25.0 million of which was drawn in October 2015.

Recent developments

FOC Partners

On October 7, 2015, we acquired 100% of the outstanding limited liability company interests of Feingold O’Keeffe Capital, L.L.C. for $20.9 million pursuant to a purchase agreement by and among NewStar, Andrea S. Feingold and R. Ian O’Keeffe dated September 16, 2015. The purchase price was paid in cash.

Exchange Offer

On October 6, 2015, we completed an exchange offer whereby we exchanged the $300.0 million in aggregate principal amount of 7.25% Senior Notes due 2020 that were issued in a private placement on April 22, 2015 for the Existing Notes, which are identical notes which were registered with the Securities and Exchange Commission.

Liquidity

On September 15, 2015 we completed a $397.8 million term debt securitization and issued $351.0 million of notes backed by cash, specific loans and investments. The 2015-2 CLO permits reinvestment of collateral principal repayments for a four-year period ending in August 2019. The Notes are expected to mature in August 2027.

On September 1, 2015 we completed an $100.1 million static asset-backed securitization and issued $82.9 million of notes backed by a diversified portfolio of leases and equipment loans originated by our equipment finance line of business. The Class A Notes are expected to mature in April 2019, and the Class B Notes are expected to mature in January 2024.

On August 10, 2015, we entered into an amendment to our credit facility with syndicated lenders agented by Wells Fargo Bank, National Association to fund leveraged finance loans which, among other things, increased the commitment amount to $475.0 million from $425.0 million, extended both the revolving period to August 10, 2018 and the final maturity date to August 10, 2020, and modified certain concentration limits.

On August 5, 2015, we entered into an amendment to our credit facility with Citibank, N.A. to fund leveraged finance loans. The amendment increased the commitment amount to $250.0 million from $175.0 million.

Stock Repurchase

On October 7, 2015, we announced that our Board of Directors has authorized the repurchase of up to $5.0 million of our common stock from time to time in open market or in privately negotiated transactions. The timing and amount of any shares purchased will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program, which will expire on March 31, 2016 unless extended by the Board of Directors, may be suspended or discontinued at any time without notice.

Our company

We were incorporated in Delaware in 2004. Our principal executive offices are located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, and our telephone number is (617) 848-2500. We maintain a website at www.newstarfin.com. The information on or accessible through our website is not incorporated by reference into or otherwise made a part of this prospectus supplement and the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus supplement and the accompanying prospectus entitled “Description of notes.”

Issuer	NewStar Financial, Inc.

Securities offered	$50,000,000 principal amount 7.25% Senior Notes due 2020.

Maturity date	May 1, 2020

Interest payment date	May 1 and November 1 of each year. Interest will accrue from November 1, 2015.

Form and denomination	The Offered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Offered Notes will constitute senior debt of NewStar. They will rank:

•	pari passu in right of payment with any of our existing and future senior indebtedness, including the Existing Notes;

•	senior in right of payment to all of our existing and future subordinated debt;

•	effectively subordinated to all of our indebtedness and obligations that are secured by liens to the extent of the value of the collateral securing such indebtedness and obligations; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including preferred stock, of our subsidiaries.

As of September 30, 2015, and after giving effect to the issuance of the notes and the application of the net proceeds of this offering, we would have had $3.3 billion of indebtedness outstanding, none of which would have been senior secured indebtedness of the Issuer, $300.0 million of which would have been the Existing Notes, $50.0 million of which would have been the Offered Notes and $250.0 million of which would have been unsecured subordinated notes of the Issuer. As of the same date, our subsidiaries would have had $2.8 billion of liabilities (including trade payables), to which the notes would have been structurally subordinated. In addition, as of September 30, 2015, the Issuer would have had $50.0 million of additional capacity under our borrowing and other debt financing arrangements and our subsidiaries would have had $500.0 million of additional capacity under their borrowing and other debt financing arrangements. The Issuer provides certain limited guarantees of subsidiary indebtedness. As of September 30, 2015, the maximum outstanding exposure under these guarantees would have been $110.3 million.

Optional redemption	On or after May 1, 2017, we may redeem some or all of the notes at the redemption prices listed under “Description of notes—Optional redemption” in the accompanying prospectus, plus accrued and unpaid interest to the redemption date.

Prior to May 1, 2017, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus the make-whole premium described under “Description of notes—Optional redemption” in the accompanying prospectus and accrued and unpaid interest to the redemption date.

At any time prior to May 1, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 107.25% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date.

Change of control	If a change of control occurs, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. If holders of at least 90% of the aggregate principal amount of the notes tender such notes pursuant to a change of control offer, we may redeem all remaining notes after such purchase at 101% of their principal amount, plus accrued and unpaid interest. See “Description of notes—change of control” in the accompanying prospectus.

Asset sale proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a specified period of time, repay certain debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds, to the extent such excess net cash proceeds exceed $25 million. The purchase price of the notes will be % of their principal amount, plus accrued and unpaid interest. See “Description of notes—Certain covenants—Limitation on sales of assets and subsidiary stock” in the accompanying prospectus.

Certain covenants	Among other things, the indenture governing the notes limits our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge or consolidate with another person or sell all or substantially all of our assets to another person;

•	enter into transactions with affiliates;

•	allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	grant guarantees to other persons; and

•	engage in a new or different business.

These covenants are subject to important exceptions and qualifications as described under “Description of notes—Certain covenants” in the accompanying prospectus. Certain covenants will cease to apply for so long as the notes have investment grade ratings from at least two rating agencies, so long as one is Moody’s or S&P and no event of default has occurred and is continuing.

Use of proceeds	We estimate that we will receive net proceeds from this offering of $48.7 million, after deducting estimated costs and expenses associated with this offering, including the underwriters’ discount and commissions associated with this offering. We expect to use the net proceeds from this offering for general corporate purposes.

No prior market	The Offered Notes will have the same CUSIP and ISIN numbers as, and will immediately be fungible with, the Existing Notes. The notes will be treated as a single series for all purposes under the Indenture and the Offered Notes have the same terms as the Existing Notes. There is currently no established trading market for the notes. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you wish to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Governing Law	The indenture and the Existing Notes are, and the Offered Notes will be, governed by the laws of the State of New York.

Trustee	U.S. Bank National Association

Risk Factors	See “Risk factors” for a discussion of certain factors that you should carefully consider before investing in the notes.

Summary consolidated historical financial data

The following table contains our summary consolidated historical information and other operating data for the three years ended December 31, 2014, 2013 and 2012 and for the nine months ended September 30, 2015 and 2014.

We have prepared this information from audited financial statements for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and from unaudited financial statements for the nine months ended September 30, 2015 and 2014. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes incorporated by reference into this prospectus supplement.

In our opinion, the information for the nine months ended September 30, 2015 and 2014 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes incorporated by reference into this prospectus supplement, as well as “Selected Historical Consolidated Financial and Other Data”.

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
Dollars in thousands, except for share and per share data	(unaudited)

Statement of Operations Data:
Net interest income	$56,430	$59,897	$78,396	$84,713	$88,354
Provision for credit losses	14,720	21,828	27,108	9,738	12,651
Total non-interest income	15,047	11,475	11,216	13,512	11,571
Total operating expenses	35,056	34,764	45,516	49,398	46,297
Operating income before income taxes	21,701	14,780	16,988	39,089	40,977
Net results from consolidated VIE	—	1,091	1,091	2,062	—
Income before income taxes	21,701	15,871	18,079	41,151	40,977
Income tax expense	9,020	6,503	7,485	16,556	17,000
Net income (loss) attributable to NewStar Financial, Inc. common stockholders	$12,681	$9,368	$10,594	$24,595	$23,977

	As of September 30,		As of December 31,
	2015	2014	2014	2013	2012
Dollars in thousands	(unaudited)

Balance Sheet Data:
Total assets	$3,869,279	$2,446,954	$2,811,009	$2,606,861	$2,157,070

Total liabilities	3,208,999	1,838,860	2,170,012	1,990,651	1,562,253

Total stockholders’ equity	660,280	608,094	640,997	616,210	594,817

Supplemental Data:
Total funding commitments	$4,123,222	$2,487,543	$2,951,216	$2,698,450	$2,124,243

Managed loan portfolio	$4,605,621	$2,560,814	$3,367,555	$2,458,602	$2,433,591

Total loans, net	$3,418,788	$2,092,201	$2,506,465	$2,281,508	$1,772,391

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
		(unaudited)

Other data:

Performance Ratios(1):
Return on average assets	0.52%	0.50%	0.42%	1.08%	1.17%
Return on average equity	2.58%	2.03%	1.72%	4.07%	4.14%
Net interest margin, before provision	2.35%	3.24%	3.17%	3.90%	4.34%
Loan portfolio yield	6.19%	6.12%	6.09%	6.68%	6.54%
Efficiency ratio	49.05%	48.15%	50.32%	49.30%	46.46%

Credit Quality and Leverage Ratios:
Delinquent loan rate (at period end)	0.93%	1.07%	1.84%	0.22%	3.59%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.28%	—	—	—	1.17%
Non-accrual loan rate (at period end)	3.48%	3.67%	3.70%	3.04%	4.05%
Non-performing asset rate (at period end)	3.48%	4.25%	3.84%	3.60%	4.77%
Net charge off rate (end of period loans)	0.17%	1.38%	1.07%	0.77%	1.49%
Net charge off rate (average period loans)	0.18%	1.27%	1.10%	0.91%	1.43%
Allowance for credit losses ratio (at period end)	1.76%	1.99%	1.84%	1.80%	2.78%
Debt to equity (at period end)	4.76x	2.97x	3.32x	3.18x	2.49x
Non-funding indebtedness to equity (at period end)(2)	0.83	0.39	0.68	—	—
Equity to assets (at period end)	17.06%	24.85%	22.80%	23.64%	27.58%

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated herein by reference for a discussion of the calculation of performance ratios and for additional information related to our credit quality and leverage ratios.

(2)	See “Description of Notes” in the accompanying prospectus for a definition of Consolidated Non-Funding Debt and Consolidated Non-Funding Debt to Equity Ratio.

Risk factors

In deciding whether to purchase the notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks related to our funding and leverage

Our ability to grow our business depends on our ability to obtain external financing. If our lenders terminate any of our credit facilities or if we default on our credit facilities, we may not be able to continue to fund our business.

We require a substantial amount of cash to provide new loans and other debt products and to fund our obligations to existing customers. In the past, we have obtained the cash required for our operations through the issuance of equity interests and by borrowing money through credit facilities, term debt securitizations and repurchase agreements. We may not be able to continue to access these or other sources of funds.

During 2014, we completed a $289.5 million term debt securitization, issued $200.0 million of subordinated notes with a commitment to issue an additional $100.0 million, increased the size of our asset-based loan credit facility from $75.0 million to $110.0 million, and increased the size of the term loan under our corporate credit facility from $200.0 million to $238.5 million. Additionally, we called a term debt securitization and redeemed the notes at par. During 2015, we have thus far completed term debt securitizations of $496.1 million and $397.8 million and a $100.1 million asset-backed securitization, added a new $175.0 million credit facility to fund leveraged finance loans which was subsequently increased to $250.0 million, increased the commitment amount of one of our credit facilities to fund leveraged finance loans from $275.0 million to $475.0 million, and increased the commitment amounts of two of our credit facilities to fund asset-based loans from $125.0 million to $175.0 million and from $110.0 million to $165.0 million.

Substantially all of our non-securitized loans and other debt products are held in these facilities. Our credit facilities contain customary representations and warranties, covenants, conditions, events of default and termination events that if breached, not satisfied or triggered, could result in termination of the facility. These events of default and termination events include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency and charge-off levels. Further, all cash flow generated by our loans and other debt products subject to a particular facility would go to pay down our borrowings thereunder rather than to us if we are in default. Additionally, if the facility were terminated due to our breach, noncompliance or default, our lenders could liquidate or sell all or a portion of our loans and other debt products held in that facility. Also, if we trigger a default or there is a termination event under one facility and that default or termination results in a payment default or in the acceleration of that facility’s debt, it may trigger a default or termination event under our other facilities that have cross-acceleration or payment cross-default provisions. Consequently, if one or more of these facilities were to terminate prior to its expected maturity date, our liquidity position would be materially adversely affected, and we may not be able to satisfy our undrawn commitment balances, originate new loans or other debt products or continue to fund our operations. Even if we are able to refinance our debt, we may not be able to do so on favorable terms. If we are not able to obtain additional funding on favorable terms or at all, our ability to grow our business will be impaired.

Our deferred financing fees amortize over the contractual life of credit facilities and over the weighted average expected life of our term debt securitizations.

We have recorded deferred financing fees associated with most of our financing facilities. These deferred financing fees amortize over the contractual life of our credit facilities and over the weighted average expected life of our term debt securitizations. If a credit facility were to terminate before its contractual maturity date or if a term debt securitization were to terminate before its weighted average expected life, we would be required to accelerate amortization of the remaining balance of the deferred financing fees which could have a negative impact on our results of operations and financial condition.

Our lenders and noteholders could terminate us as servicer of our loans, which would adversely affect our ability to manage our loan portfolio and reduce our net interest income.

Upon the occurrence of specified servicer termination events, our lenders under our credit facilities and the holders of the notes issued in our term debt securitizations may elect to terminate our role as servicer of the loans and other debt products under the applicable facility and appoint a successor servicer. These servicer termination events include, but are not limited to, maintenance of certain financial covenants and the loss of certain key members of our senior management, including our Chief Executive Officer and Chief Investment Officer. We do not maintain key man life insurance on any of our senior management nor have we taken any other precautions to offset the financial loss we could incur as a result of any of their departures; however, we do have employment contracts with our senior management. Certain of our credit facilities include cure rights which would enable us to correct the event of default and maintain our status as servicer.

If we are terminated as servicer, we will no longer receive our servicing fee, but we will continue to receive the excess interest rate spread as long as the term debt securitization does not need to trap the excess spread as a result of defaulted loan collateral. In addition, because any successor servicer may not be able to service our loan portfolio according to our standards, any transfer of servicing to a successor servicer could result in reduced or delayed collections, delays in processing payments and information regarding the loans and other debt products and a failure to meet all of the servicing procedures required by the applicable servicing agreement. Consequently, the performance of our loans and other debt products could be adversely affected and our income generated from those loans and other debt products significantly reduced.

Our liquidity position could be adversely affected if we were unable to complete additional term debt securitizations in the future, or if the reinvestment periods in our term debt securitizations terminate early, which could create a material adverse affect on our financial condition and results of operations.

We have completed ten term debt securitizations to fund our loans and other debt products, all of which we accounted for on our balance sheet, through which we issued $3.4 billion of rated notes, including retained notes. Seven of these balance sheet term debt securitizations were outstanding as of September 30, 2015. Our term debt securitizations consist of asset securitization transactions in which we transfer loans and other debt products to a trust that aggregates our loans and, in turn, sells notes, collateralized by the trust’s assets, to institutional investors. The notes issued by the trusts have been rated by nationally recognized statistical rating organizations. At September 30, 2015, the ratings range from AAA to BBB- by Standard & Poor’s, Inc., AAA to BBB+ by Fitch Ratings, Inc. and Aaa to Ba1 by Moody’s Investors Service, Inc., depending on the class of notes.

We intend to complete additional term debt securitizations in the future. Several factors will affect demand for, and our ability to complete, additional term debt securitizations including:

•	disruptions in the capital markets generally, and the asset-backed securities market in particular;

•

disruptions in the credit quality and performance of our loan portfolio, particularly that portion which has been previously securitized and serves as collateral for existing term debt securitizations;

•	regulatory considerations;

•	changes in rating agency methodology;

•	our ability to service our loan portfolio in a manner perceived as adequate to make the issued securities attractive to investors; and

•	any material downgrading or withdrawal of ratings given to securities previously issued in our term debt securitizations.

If we are unable to complete additional term debt securitizations, our ability to obtain the capital needed for us to continue to operate and grow our business would be adversely affected. In addition, our credit facilities are only intended to provide short-term financing for our transactions. If we are unable to finance our transactions over the longer term through our term debt securitizations, our credit facilities may not be renewed. Moreover, our credit facilities typically carry a higher interest rate than our term debt securitizations. Accordingly, our inability to complete additional term debt securitizations in the future could have a material adverse effect on our financial condition and results of operations.

If a specified default event occurred in a term debt securitization, the reinvestment period would be terminated. This could have an adverse effect on our ability to fund new assets.

The cash flows we receive from the interests we retain in our term debt securitizations could be delayed or reduced due to the requirements of the term debt securitization.

We have retained 100% of the junior-most interests issued in our balance sheet term debt securitizations, totaling $262.6 million in principal amount, issued in each of our seven outstanding balance sheet term debt securitizations as of September 30, 2015. Also, as of September 30, 2015, we have repurchased $6.2 million of outstanding notes of our balance sheet term debt securitizations that were outstanding as of September 30, 2015. The notes issued in the term debt securitizations that we did not retain are senior to the junior-most interests we did retain. Our receipt of future cash flows on the junior-most interests is governed by provisions that control the distribution of cash flows from the loans and other debt products included in our term debt securitizations. On a quarterly basis, interest cash flows from the loans and other debt products must first be used to pay the interest on the senior notes and expenses of the term debt securitization. Any funds remaining after the payment of these amounts are distributed to us.

Several factors may influence the timing and amount of the cash flows we receive from loans and other debt products included in our term debt securitizations, including:

•

if any loan or other debt product included in a term debt securitization (a) becomes delinquent for a specified period of time as outlined in the indenture, (b) is classified as a non-performing asset, or (c) is charged off, all funds, after paying expenses and interest to the senior notes, go to a reserve account which then pays down an amount of senior notes equal to the amount of the delinquent loan or other debt product or, if an overcollateralization test is present, is diverted and used to de-lever the securitization to bring the ratio back into compliance. Except for specified senior management fees, we will not receive any distributions from funds during this period; and

•

if other specified events occur to the trusts, for example an event of default, our cash flows would be used to reduce the outstanding balance of the senior notes and would not be available to us until the full principal balance of the senior notes had been repaid.

We have obtained a significant portion of our debt financing through a limited number of financial institutions. This concentration of funding sources exposes us to funding risks.

We have obtained our credit facility financing from a limited number of financial institutions. Our reliance on the underwriters of our debt financing and their affiliates for a significant amount of our funding exposes us to funding risks. If these participating lenders decided to terminate our credit facilities, we would need to establish new lending relationships to satisfy our funding needs.

Risks related to our operations and financial results

Our quarterly net interest income and results of operations are difficult to forecast and may fluctuate substantially.

Our quarterly net interest income and results of operations are difficult to forecast. We have experienced and may continue to experience substantial fluctuations in net interest income and results of operations from quarter to quarter. You should not rely on our results of operations in any prior reporting period to be indicative of our performance in future reporting periods. Many different factors could cause our results of operations to vary from quarter to quarter, including:

•	the success of our origination activities;
•	pre-payments on our loan portfolio;
•	credit losses on recent transactions and legacy workouts;
•	default rates;
•	our ability to enter into financing arrangements;
•	competition;
•	seasonal fluctuations in our business, including the timing of transactions;
•	costs of compliance with regulatory requirements;
•	private equity activity;
•	the timing and affect of any future acquisitions;
•	personnel changes;
•	changes in accounting rules;
•	changes in allowance for credit losses methodology;
•	changes in prevailing interest rates;
•	general changes to the U.S. and global economies; and
•	political conditions or events.

We base our current and future operating expense levels and our investment plans on estimates of future net interest income, transaction activity and rate of growth. We expect that our expenses will increase in the future, and we may not be able to adjust our spending quickly enough if our net interest income falls short of our expectations. Any shortfalls in our net interest income or in our expected growth rates could result in decreases in our stock price.

Our business is highly dependent on key personnel.

Our future success depends to a significant extent on the continued services of our Chief Executive Officer and our Chief Investment Officer as well as other key personnel. Our employment agreements with each of these officers will terminate in October 2016. Although we intend to renew these agreements or enter into new employment agreements with these officers, if we were to lose the services of any of these executives for any reason, including voluntary resignation or retirement, we may not be able to replace them with someone of equal skill or ability and our business may be adversely affected. Moreover, we may not function well without the continued services of these executives.

We bear the risk of loss for our total return swap and other off balance sheet obligations.

The term “off-balance sheet risk” refers to an unrecorded potential liability that, even though it does not appear on our balance sheet, may result in future obligation or loss. We are party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of our borrowers, including unfunded commitments and standby letters of credit. In addition, we enter into derivative instruments and hedging activities from time to time that are not on our balance that also subject us to off-balance sheet risk.

As of September 30, 2015, for example, we had approximately $162.6 million in loans, based on book value, held off balance sheet in a total return swap, which constituted approximately 4.2% of our assets. These off-balance loans are valued on a mark-to-market basis, using the midpoint of the bid-ask spread derived from Markit Loan Pricing Service, and are subject to period over period fluctuations. At September 30, 2015, the fair value of the underlying loan portfolio was $160.8 million, resulting in the swap being in an unrealized loss position of $1.8 million compared to an unrealized loss position of $0.9 million at December 31, 2014.

Because certain of our loans are subject to period over period fluctuations due to mark-to-market valuations of the underlying loans, we may be subject to material fluctuations in our consolidated results of operations due to unrealized gains or losses. In addition, unrealized losses in our off-balance sheet obligations may be realized if we are in a loss position at the time of sale or other disposition.

We may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to originate and underwrite loans and other debt products is dependent on the experience and expertise of our employees. In order to grow our business, we must attract and retain qualified personnel, especially origination and credit personnel who have relationships with referral sources and an understanding of middle-market businesses and the industries in which our borrowers operate. Many of the financial institutions with which we compete for experienced personnel may be able to offer more attractive terms of employment. If any of our key origination personnel leave, our new loan and other debt product volume from their business contacts may decline or cease, regardless of the terms of our loan and other debt product offerings or our level of service. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them and increases the costs of retaining them. As competition for qualified employees grows, our cost of labor could increase, which could adversely impact our results of operations.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40.0% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are, among other things, securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We expect that many of our majority-owned subsidiaries, including those which we have created (or may in the future create) in connection with our term debt securitizations, will rely on exceptions and exemptions from the Investment Company Act available to certain structured finance companies and that our interests in those subsidiaries will not constitute “investment securities” for purposes of the Investment Company Act. Because these exceptions and exemptions may, among other things, limit the types of assets these subsidiaries may purchase or counterparties with which we may deal, we must monitor each subsidiary’s compliance with its applicable exception or exemption.

We must also monitor our loan portfolio to ensure that the value of the investment securities we hold does not exceed 40.0% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. If the combined value of the investment securities issued by our subsidiaries that are investment companies or that must rely on the exceptions provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act rather than another exception or exemption, together with any other investment securities we may own, exceeds 40.0% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. Because we believe that the interests we hold in our subsidiaries generally will not be investment securities, we do not expect to own nor do we propose to acquire investment securities in excess of 40.0% of the value of our total assets on an unconsolidated basis. However, the SEC is considering proposing amendments to Rule 3a-7 under the Investment Company Act and issued an advance notice of proposed rulemaking in August 2011 (Release No. IC-29779) to solicit public comment on the treatment of asset-backed issuers under the Investment Company Act. Under consideration are changes that could amend or eliminate the provision upon which we currently rely to ensure that our interests in certain of our subsidiaries do not constitute investment securities for purposes of the Investment Company Act. If adopted, such changes could, among other things, require us to register as an investment company or take other actions to permit us to continue to be excluded from the definition of investment company. These actions could involve substantial changes to our operations and organizational structure.

We monitor our compliance with the Investment Company Act on an ongoing basis and may be compelled to take or refrain from taking actions, to acquire additional income or loss generating assets or to forgo opportunities that might otherwise be beneficial or advisable, including, but not limited to, selling assets that are considered to be investment securities or forgoing sale of assets which are not investment securities, in order to ensure that we (or a subsidiary) may continue to rely on the applicable exceptions or exemptions. These limitations on our freedom of action could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required to substantially change the manner in which we conduct our operations either to avoid being required to register as an investment company or to register as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to, among other things, our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and our financial condition and results of operations may be adversely affected. If we did not register despite being required to do so, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court was to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business. In addition, we may be required to prepay certain of our indebtedness if we were required to register as an investment company under the Investment Company Act.

Risks related to our operating and trading history

We have incurred losses in the past and may not achieve profitability in future periods.

For the years ended December 31, 2014, 2013 and 2012, we recorded net income of $10.6 million, $24.6 million, and $24.0 million, respectively. For the nine months ended September 30, 2015 and 2014, we recorded net income of $12.7 million and $9.4 million, respectively. We experienced net losses from our inception in 2004 through 2007, as well as for the year ended December 31, 2009. We may not be profitable in future periods for a variety of reasons. If we are unable to achieve, maintain and increase our profitability in the future, the market value of our common stock could further decline.

We are in a highly competitive business and may not be able to compete effectively, which could impact our profitability.

The commercial lending industry is highly competitive and includes a number of competitors who provide similar types of loans to our target customers. Our principal competitors include a variety of:

•	specialty and commercial finance companies, including business development companies and real estate investment trusts;

•	private investment funds and hedge funds;

•	national and regional banks;

•	investment banks; and

•	insurance companies.

Some of our competitors offer a broader range of financial, lending and banking services than we do and can leverage their existing customer relationships to offer and sell services that compete directly with our products and services. In addition, some of our competitors have greater financial, technical, marketing, origination and other resources than we do. They may also have greater access to capital than we do and at a lower cost than is available to us. For example, if national and regional banks or other large competitors seek to expand within or enter our target markets, they may provide loans at lower interest rates to gain market share, which could force us to lower our rates and result in decreased returns. As a result of competition, we may not be able to attract new customers, retain existing customers or sustain the rate of growth that we have experienced to date, and our ability to expand our loan portfolio and grow future revenue may decline. If our existing customers choose to use competing sources of credit to refinance their debt, our loan portfolio could be adversely affected.

We are subject to regulation, which limits our activities and exposes us to additional fines and penalties, and any changes in such regulations could affect our business and our profitability.

We are subject to federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally. In response to SEC rules promulgated under the Dodd-Frank Act, we have registered with the SEC as an investment adviser and conformed our activities to regulation under the Investment Advisers Act of 1940. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and, in specific circumstances to cancel, permissions to carry on particular businesses. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of any registration that we may be required to hold. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and impair our ability to retain customers and develop new client relationships, which may reduce our revenues.

Furthermore, the regulatory environment in which we operate is subject to further modifications and regulation. Any changes in such laws or regulations could affect our business and profitability. In addition, if we expand our business into areas or jurisdictions that are subject to, or have adopted, more stringent laws and regulations than those that are currently applicable to us and our business, we may have to incur significant additional expense or restrict our operations in order to comply, which could adversely impact our business, results of operations or prospects.

Risks related to our loan portfolio and lending activities

We may not recover all amounts contractually owed to us by our borrowers resulting in charge-offs, impairments and non-accruals, which may exceed our allowance for credit losses and could negatively impact our financial results and our ability to secure additional funding.

We charged off, net of recoveries, $25.3 million of loans during 2014, and an additional $3.9 million of loans through the nine months ended September 30, 2015, and expect to have additional credit losses in the future through the normal course of our lending operations. If we were to experience a material increase in credit losses exceeding our allowance for loan losses in the future, our assets, net income and operating results would be adversely impacted, which could also lead to challenges in securing additional financing.

As of September 30, 2015, we had delinquent loans of $20.1 million and had loans with an aggregate outstanding balance of $201.2 million classified as impaired. Of these impaired loans, loans with an aggregate outstanding balance of $107.7 million at September 30, 2015 were also on non-accrual status.

Like other commercial lenders, we experience delinquencies, impairments and non-accruals, which may indicate that our risk of credit loss for a particular loan has materially increased. When a loan is over 90 days past due or if management believes it is probable that we will be unable to collect principal and interest contractually owed to us, it is our policy to place the loan on non-accrual status and classify it as impaired. In certain circumstances, a loan can be classified as impaired but continue to be performing as a result of a troubled debt restructuring.

As of September 30, 2015, we had an allowance for credit losses of $54.4 million, including specific reserves of $23.8 million. Management periodically reviews the appropriateness of our allowance for credit losses. However, the relatively limited history of our loans and leases makes it difficult to judge the expected credit performance of our loans and leases, as it may not be predictive of future losses. Our estimates and judgments with respect to the appropriateness of our allowance for credit losses may not be accurate, and the assumptions we use to make such estimates and judgments may not be accurate. Moreover, the estimates and judgments we make regarding workout loans are more sensitive to our assumptions regarding the appropriateness of our allowance for credit losses. Our allowance may not be adequate to cover credit or other losses related to our loans and leases as a result of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If we were to experience material credit losses related to our loans, such losses could adversely impact our ability to fund future loans and our business and, to the extent losses exceed our allowance for credit losses, our results of operations and financial condition would be adversely affected.

We may have hold positions that exceed our targets which may result in more volatility in the performance of our loan portfolio.

Our loans and other debt products, which may be part of larger credit facilities, typically range in size from $10 million to $50 million, although we generally limit the size of the loans that we retain to $25 million. In certain cases, however, our loans and debt products may exceed $35 million. We also have the capability to arrange significantly larger transactions that we syndicate to other lenders, including funds that we manage. As a result of syndication and asset management activities, our exposure to certain loans and other debt products may exceed $35 million from time to time through “Loans held-for-sale,” which represent amounts in excess of our target hold for investment position. As of September 30, 2015, we had 22 loans that had an outstanding balance greater than $25 million. In each of these cases, we either sought to maximize our potential recovery of the outstanding principal by adding to our position through a workout or our hold size increased as a result of a portfolio purchase, syndication or through asset management activities. As of September 30, 2015, we had one restructured impaired loan which had an outstanding balance greater than $20 million and one restructured impaired loan which had an outstanding balance greater than $30 million. If a borrower in one of these larger hold positions were to experience difficulty in adhering to the repayment terms of its loan with us, the negative impact to our results of operations and financial condition could be greater than a loan within our general size limits.

Disruptions in global financial markets have increased and may in the future cause additional charge-offs, impairments and non-accruals in our loan portfolio, which may exceed our allowance for credit losses and could negatively impact our financial results.

Our business, financial condition and results of operations may be adversely affected by the economic and business conditions in the markets in which we operate. Delinquencies, non-accruals and credit losses generally increase during economic slowdowns or recessions. Our Leveraged Finance, Business Credit and Equipment Finance groups primarily consist of loans and leases to medium-sized businesses that may be particularly susceptible to economic slowdowns or recessions and may be unable to make scheduled payments of interest or principal on their borrowings during these periods. In our Real Estate group, the recent economic slowdown and recession has led to increases in payment defaults on the underlying commercial real estate. Therefore, to the extent that economic and business conditions are unfavorable, our non-performing assets are likely to remain elevated and the value of our loan portfolio is likely to decrease. Adverse economic conditions also may decrease the estimated value of the collateral, particularly real estate, securing some of our loans or other debt products. As a result, we may have certain commercial real estate loans that we have not classified as impaired with outstanding balances greater than the estimated value of the underlying collateral. Further or prolonged economic slowdowns or recessions could lead to financial losses in our loan portfolio and a decrease in our net interest income, net income and book value.

We make loans primarily to privately-owned medium-sized companies that may carry more inherent risk and present an increased potential for loss than loans to larger companies.

Our loan portfolio consists primarily of loans to medium-sized, privately-owned companies, most of which do not publicly report their financial condition. Compared to larger, publicly-traded firms, loans to these types of companies may carry more inherent risk. The companies that we lend to generally have more limited access to capital and higher funding costs, may be in a weaker financial position, may need more capital to expand or compete, and may be unable to obtain financing from public capital markets or from traditional sources, such as commercial banks. Accordingly, loans and leases made to these types of customers involve higher risks than loans and leases made to companies that have larger businesses, greater financial resources or are otherwise able to access traditional credit sources. Numerous factors may make these types of companies more vulnerable to variations in results of operations, changes impacting their industry and changes in general market conditions. Companies in this market segment also face intense competition, including from companies with greater financial, technical, managerial and marketing resources. Any of these factors could impair a customer’s cash flow or result in other adverse events, such as bankruptcy, which could limit a customer’s ability to make scheduled payments on our loans and leases, and may lead to losses in our loan portfolio and a decrease in our net interest income, net income and book value.

Additionally, because most of our customers do not publicly report their financial condition, we are more susceptible to a customer’s fraud, which could cause us to suffer losses on our loan portfolio. The failure of a customer to accurately report its financial position, compliance with loan covenants or eligibility for additional borrowings could result in our providing loans, leases or other debt products that do not meet our underwriting criteria, defaults in loan and lease payments, the loss of some or all of the principal of a particular loan or loans, including, in the case of revolving loans, amounts we may not have advanced had we possessed complete and accurate information.

Our concentration of loans and other debt products within a particular industry or region could impair our financial condition or results of operations if that industry or region were to experience adverse changes to economic or business conditions.

We specialize in certain broad industry segments, such as business services, industrial, manufacturing and healthcare, in which our bankers have experience and strong networks of proprietary deal sources and our credit personnel have significant underwriting expertise. As a result, our portfolio currently has, and may develop other, concentrations of risk exposure related to those industry segments. If industry segments in which we have a concentration of investments experience adverse economic or business conditions, our delinquencies, default rate and loan charge-offs in those segments may increase, which may negatively impact our financial condition and results of operations.

Our balloon and bullet transactions may involve a greater degree of risk than other types of loans.

As of September 30, 2015, balloon and bullet transactions represented 85% of the outstanding balance of our loan portfolio. Balloon and bullet loans involve a greater degree of risk than other types of transactions because they are structured to allow for either small (balloon) or no (bullet) principal payments over the term of the loan, requiring the borrower to make a large final payment upon the maturity of the loan. The ability of our customers to make this final payment upon the maturity of the loan typically depends upon their ability either to refinance the loan prior to maturity or to generate sufficient cash flow to repay the loan at maturity. The ability of a customer to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the customer, the financial condition of the customer, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the customer may not have the ability to repay the loan at maturity, and we could lose all or most of the principal of our loan. Given their relative size and limited resources and access to capital, our mid-sized customers may have difficulty in repaying or financing their balloon and bullet loans on a timely basis or at all.

Our cash flow transactions are not fully covered by the value of tangible assets or collateral of the customer and, consequently, if any of these transactions become non-performing, we could suffer a loss of some or all of our value in the assets.

Cash flow lending involves lending money to a customer based primarily on the expected cash flow, profitability and enterprise value of a customer, with the value of any tangible assets as secondary protection. In some cases, these loans may have more leverage than traditional bank debt. As of September 30, 2015, cash flow transactions comprised $29.0 billion, or 79%, of the outstanding balance of our loan portfolio. In the case of our senior cash flow loans, we generally take a lien on substantially all of a customer’s assets, but the value of those assets is typically substantially less than the amount of money we advance to the customer under a cash flow transaction. In addition, some of our cash flow loans may be viewed as stretch loans, meaning they may be at leverage multiples that exceed traditional accepted bank lending standards for senior cash flow loans. Thus, if a cash flow transaction becomes non-performing, our primary recourse to recover some or all of the principal of our loan or other debt product would be to force the sale of all or part of the company as a going concern. Additionally, we may obtain equity ownership in a borrower as a means to recover some or all of the principal of our loan. The risks inherent in cash flow lending include, among other things:

•

reduced use of or demand for the customer’s products or services and, thus, reduced cash flow of the customer to service the loan or other debt product as well as reduced value of the customer as a going concern;

•	inability of the customer to manage working capital, which could result in lower cash flow;

•	inaccurate or fraudulent reporting of our customer’s positions or financial statements;

•	economic downturns, political events, regulatory changes, litigation or acts of terrorism that affect the customer’s business, financial condition and prospects; and

•	our customer’s poor management of their business.

Additionally, many of our customers use the proceeds of our cash flow transactions to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the customer’s cash flow and the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the customer available to service the loan or other debt product, as well as reduce the value of the customer as a going concern.

If interest rates rise, demand for our loans or other debt products may decrease and some of our existing customers may be unable to service interest on their loans or other debt products.

Most of our loans and other debt products bear interest at floating interest rates subject to floors. To the extent interest rates increase, monthly interest obligations owed by our customers to us will also increase. Demand for our loans or other debt products may decrease as interest rates rise or if interest rates are expected to rise in the future. In addition, if prevailing interest rates increase, some of our customers may not be able to make the increased interest payments or refinance their balloon and bullet transaction, resulting in payment defaults and loan impairments. Conversely if interest rates decline, our customers may refinance the loans they have with us at lower interest rates, or with others, leading to lower revenues.

Errors by, or dishonesty of, our employees in making credit decisions or in our loan and other debt product servicing activities could result in credit losses and harm our reputation.

We rely heavily on the performance and integrity of our employees in making our initial credit decisions with respect to our loans and other debt products and in servicing our loans and other debt products after they have closed. Because there is generally little or no publicly available information about our customers, we cannot independently confirm or verify the information our employees provide us for use in making our credit and funding decisions. Errors by our employees in assembling, analyzing or recording information concerning our customers could cause us to originate loans or fund subsequent advances that we would not otherwise originate or fund, which could result in loan losses. Losses could also arise if any of our employees were dishonest, particularly if they colluded with a customer to misrepresent the creditworthiness of a prospective customer or to provide inaccurate reports regarding the customer’s compliance with the covenants in its loan or other debt products agreement. If, based on an employee’s dishonesty, we made a loan or other debt product to a customer that was not creditworthy or failed to exercise our rights under a loan or other debt product agreement against a customer that was not in compliance with covenants in the agreement, we could lose some or all of the principal of the loan or other debt product. Fraud or dishonesty on the part of our employees could also damage our reputation which could harm our competitive position and adversely affect our business.

We are not the sole lender or agent for most of our leveraged finance loans or other debt products. Consequently, we do not have absolute control over how these loans or other debt products are administered or have control over those loans. When we are not the sole lender or agent, we may be required to seek approvals from other lenders before we take actions to enforce our rights.

Our recent loan originations are comprised of a larger percentage of broadly syndicated deals. As such, a majority of our leveraged finance loan portfolio consists of loans and other debt products in which we are neither the sole lender, the agent for the lending group that receives payments under the loan or other debt product nor the agent that controls the underlying collateral. These loans may not include the same covenants that we generally require of our borrowers. For these loans and other debt products, we may not have direct access to the customer and, as a result, may not receive the same financial or operational information as we receive for loans or other debt products for which we are the agent. This may make it more difficult for us to track or rate these loans or other debt products. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan or other debt product without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent for one of these loans or other debt products may choose not to take the same actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan that we would have taken had we been the agent for the loan or other debt product.

Our commitments to lend additional sums to customers may exceed our resources available to fund these commitments, adversely affecting our financial condition and results of operations.

Our contractual commitments to lend additional sums to our customers may exceed our resources available to fund these commitments. Some of our funding sources are only available to fund a portion of a loan and other funding sources may not be immediately available. Our customers’ ability to borrow these funds may be restricted until they are able to demonstrate, among other things, that they have sufficient collateral to secure the requested additional borrowings or that the borrowing conforms to specific uses or meets certain conditions. We may have miscalculated the likelihood that our customers will request additional borrowings in excess of our readily available funds. If our calculations prove incorrect, we may not have the funds to make these loan advances without obtaining additional financing. Our failure to satisfy our full contractual funding commitment to one or more of our customers could create breach of contract or other liabilities for us and damage our reputation in the marketplace, which could then adversely affect our financial condition and results of operations.

Because there is no active trading market for most of the loans and other debt products in our loan portfolio, we might not be able to sell them at a favorable price or at all. The lack of active secondary markets for some of our investments may also create uncertainty as to the value of these investments.

We may seek to dispose of one or more of our loans and other debt products to obtain liquidity or to reduce or limit potential losses with respect to non-performing assets. There is no established trading market for most of our loans and other debt products. In addition, the fair value of other debt products that have lower levels of liquidity or are not publicly-traded may not be readily determinable and may fluctuate significantly on a monthly, quarterly and annual basis. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of the fair value of our other debt products may differ materially from the values that we ultimately attain for these debt products or would be able to attain if we have to sell our other debt products. Our determinations regarding the fair value of these investments may be materially higher than the values that we ultimately realize upon their disposal. In addition, given the limited trading market for our loans and other debt products and the uncertainty as to their fair value at any point in time, if we seek to sell a loan or other debt product to obtain liquidity or reduce or limit losses, we may not be able to do so at a favorable price or at all.

We selectively underwrite transactions that we may be unable to syndicate or sell to our credit funds.

On a selective basis, we commit to underwrite transactions that are significantly larger than our internal hold targets and we then seek to syndicate amounts in excess of our target to other lenders or plan to season the loan on our balance sheet to satisfy tax requirements and then sell the excess amounts to our credit funds. If we are unable to syndicate or sell these commitments, we may have to sell the additional exposure to third parties on unfavorable terms, which could adversely affect our financial condition or results of operations. In addition, if we must hold a larger portion of a transaction than we would like, we may not be able to complete other transactions and our loan portfolio may become more concentrated, which could affect our business, financial condition and results of operations. See “Description of Notes—Change of control” in the accompanying prospectus.

We provide second lien, subordinated / mezzanine loans, other debt products and equity-linked products that may rank junior to rights of other lenders, representing a higher risk of loss than our other loans and debt products in which we have a first priority position.

Although our loans are usually senior in right of payment, we also provide second lien, subordinated / mezzanine loans, other debt products and equity-linked products, which are often junior in right of payment to obligations to customers’ senior secured lenders and contain either junior or no collateral rights. As a result of their junior nature, we may be limited in our ability to enforce our rights to collect principal and interest on these loans and other debt products or to recover any of their outstanding balance through a foreclosure of collateral. For example, typically we are not contractually entitled to receive payments of principal on a junior loan or other debt product until the senior loan or other debt product is paid in full, and we may only receive interest payments on a second lien or subordinated / mezzanine asset if the customer is not in default under its senior secured loan. In many instances, we are also prohibited from foreclosing on collateral securing a second lien, subordinated / mezzanine loan or other debt product until the senior loan is paid in full. Moreover, any amounts that we might realize as a result of our collection efforts or in connection with a bankruptcy or insolvency proceeding involving a customer under a second lien, subordinated / mezzanine loan or other debt product must generally be turned over to the senior secured lender until the senior secured lender has realized the full value of its own claims. These restrictions may materially and adversely affect our ability to recover the principal of any non-performing senior subordinate, second lien, subordinated / mezzanine loans and other debt product. In addition, on occasion we provide senior loans or other debt products that are contractually subordinated to one or more senior secured loans for the customer. In those cases we may have a first lien security interest, but one or more creditors have payment priority over us. As of September 30, 2015, our second lien and subordinated/mezzanine loans totaled $91.2 million.

Risks related to the notes and this offering

We have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

As of September 30, 2015, we had $3.2 billion of total indebtedness. In addition, as of September 30, 2015, we had up to $564.0 million of additional capacity under our borrowing and other debt financing arrangements. Our substantial indebtedness and any future indebtedness we incur could:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to satisfy and comply with our obligations to pay principal and interest with respect to the notes;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms, or at all, for working capital and general corporate purposes. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors outside of our control.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on the notes and our other debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our obligations, including interest payments and the payment of principal when due, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have an adverse effect on our business, results of operations and financial condition.

Despite our substantial indebtedness, we may incur more debt, which could exacerbate the risks described above.

We and our existing or newly formed subsidiaries may be able to incur substantial additional indebtedness in the future, which may be secured, subject to the limitations contained in the agreements governing our debt, including the indenture governing the notes. Although these agreements restrict us from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. One such qualification in the indenture governing the notes allows our restricted subsidiaries to incur any indebtedness to finance the origination, funding or commitment in respect of, or warehousing of, loans, leases or other debt portfolio assets, the making of advances, extensions of credit or commitments to advance or extend credit, or investments in, or warehousing of, debt portfolio assets. Moreover, as of September 30, 2015, we had $564.0 million of additional capacity under our borrowing and other debt financing arrangements. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness. We cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than lenders under our other outstanding indebtedness.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

The indenture governing the Existing Notes also will govern the Offered Notes. The Indenture contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur or guarantee certain kinds of additional indebtedness and issue disqualified stock or preference shares of subsidiaries;

•	pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments;

•	enter into transactions with affiliates;

•	incur liens on assets;

•	engage in a new or different business; or

•	consolidate or merge with another person or sell or otherwise dispose of all or substantially all of our assets to another person.

Our existing indebtedness contains similar restrictive covenants, including restrictions on dividends and distributions, incurring additional indebtedness, providing guarantees, creating liens, selling our assets and engaging in certain mergers and certain affiliated transactions. We may be unable to take advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

We are an operating company with limited financial assets.

We are an operating company with limited financial assets. Our subsidiaries own the majority of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends or otherwise, all of which fluctuate based on timing of originations. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. The terms of our subsidiaries’ indebtedness may restrict their ability to pay dividends to us. Their ability to make any payments to us will also depend on their earnings, business and tax considerations and legal restrictions.

The notes are structurally subordinated to the liabilities of our subsidiaries.

None of our subsidiaries will guarantee the Offered Notes, and the Offered Notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such subsidiaries. The claims of creditors of such subsidiaries, including trade creditors, will have priority to the assets of those subsidiaries. For the nine months ended September 30, 2015, our subsidiaries accounted for 87% of our interest and fee income. In addition, as of September 30, 2015, our subsidiaries held approximately 79% of our consolidated assets and had approximately $2.8 billion of liabilities (including trade payables), to which the notes would have been structurally subordinated.

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of specified kinds of change of control events, we will be required to offer to purchase all outstanding notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase.

We might not have sufficient funds at the time of the change of control to purchase the notes tendered in a change of control offer. If we are required to purchase the notes, we might require third-party financing and we may not be able to obtain such financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to purchase all or a portion of the notes held by such holder may be impaired. See “Description of Notes—Change of control” in the accompanying prospectus.

If the notes are rated investment grade by at least two rating agencies, one of which must be Moody’s or S&P, certain covenants contained in the indenture will be suspended, and you will lose the protection of these covenants unless or until the notes subsequently fall back below investment grade.

The indenture that will govern the Offered Notes also governs the Existing Notes. The Indenture contains certain covenants that will be suspended for so long as the notes are rated investment grade by at least two rating agencies, so long as one is Moody’s or S&P, and no default or event of default has occurred and is continuing under the notes at the time such covenants are suspended. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness and issue disqualified stock or preferred stock;
•	pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments;
•	limit our restricted subsidiaries from paying dividends and making other payments to us;
•	sell assets and subsidiary stock;
•	engage in transactions with affiliates;
•	grant certain guarantees to other persons; and
•	enter into mergers if certain conditions would not be met.

Because these restrictions will not apply while the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. In addition, we will not have to make certain offers to purchase the notes. These covenants will only be restored if the credit ratings assigned to the notes later fall below investment grade. Subject to certain exceptions, any actions taken while these covenants are suspended will not result in an event of default in the event these covenants are subsequently reinstated.

Ratings of the notes may affect the market price and marketability of the notes.

The notes have been rated by S&P and Fitch. These ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes.

We may choose to purchase or redeem a portion of the notes when prevailing interest rates are relatively low, including in open market purchases.

We may seek to purchase or redeem a portion of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

We may also from time to time purchase notes in the open market, privately negotiated transactions, tender offers or otherwise. Any such purchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Such transactions could impact the market for our notes and negatively affect our liquidity.

An active trading market may not develop for the notes, which may hinder your ability to liquidate your investment.

The Existing Notes were a new issue of securities with no established trading market. Although the underwriters have indicated that they intend to make a market in the notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop or be sustained for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Use of proceeds

We estimate the net proceeds from the sale of the notes to be approximately $48.7 million after the underwriters’ discount and estimated expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as operating income before income taxes and fixed charges. Fixed charges is defined as the sum of interest expense and the component of rental expense that we believe to be representative of the interest factor for those amounts.

	Year ended					Nine months ended September 30, 2015
	Dec. 31 2010	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014
Ratio of Earnings to Fixed Charges(1)	1.3x	1.9x	2.2x	1.9x	1.3x	1.3x

(1)	We did not have any issued and outstanding preferred stock during the five year and nine month period ended September 30, 2015. As of the date of this prospectus, there is no issued and outstanding preferred stock.

Capitalization

The following table sets forth our consolidated cash, cash equivalents and our capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to reflect the completion of this offering and application of the net proceeds, as if it had occurred on September 30, 2015.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015,
	Actual	As adjusted
	(In thousands)
Cash and cash equivalents	$57,472	$106,132

Long-term obligations:
Credit Facility	625,595	625,595
Term debt securitizations	1,890,765	1,890,765
Repurchase agreements	137,640	137,640

Funding Indebtedness	2,654,000	2,654,000

Senior notes offered hereby	—	50,000
Existing 7.25% Senior Notes due 2020	300,000	300,000
Subordinated notes(1)	189,852	189,852

Non-Funding Indebtedness	489,852	539,852

Total long-term obligations	$3,143,852	$3,193,852

Stockholders’ equity:
Common stock, $0.01 par value; 145,000,000 shares authorized; 45,846,553 shares issued and outstanding, actual	458	458
Additional paid-in capital	745,012	745,012
Retained Earnings	27,144	27,144
Common stock held in treasury at cost $0.01 par value: 9,147,127	(109,175)	(109,175)
Accumulated other comprehensive income	(3,159)	(3,159)

Total stockholders’ equity	660,280	660,280

Total capitalization	$3,804,132	$3,854,132

(1)	The principal amount of notes issued was $250.0 million, which was recorded at par less the initial fair value of the warrants in connection with the investment of $60.1 million.

Selected historical consolidated financial and other data

The following table contains our selected consolidated historical information and other operating data for the five years ended December 31, 2014, 2013, 2012, 2011 and 2010 and for the nine months ended September 30, 2015 and 2014. We have prepared this information from audited financial statements for the years ended December 31, 2014 through December 31, 2010 and from unaudited financial statements for the nine months ended September 30, 2015 and 2014.

In our opinion, the information for the nine months ended September 30, 2015 and 2014 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year.

This information is only a summary. You should read it in conjunction with our historical financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine months ended September 30,		Year ended December 31,
Dollars in thousands	2015	2014	2014	2013	2012	2011	2010

Statement of operations data:
Interest income	$141,194	$100,570	$136,171	$127,684	$123,945	$115,680	$112,826
Interest expense	84,764	40,673	57,775	42,971	35,591	34,953	40,558

Net interest income	56,430	59,897	78,396	84,713	88,354	80,727	72,268
Provision for credit losses	14,720	21,828	27,108	9,738	12,651	17,312	32,997

Net interest income after provision for credit losses	41,710	38,069	51,288	74,975	75,703	63,415	39,271
Fee income	10,508	1,972	2,467	3,670	4,619	3,070	2,409
Asset management income	2,954	543	1,054	2,482	2,984	2,635	2,872
Gain (loss) on derivatives	(24)	(27)	(39)	(143)	(315)	242	28
Gain (loss) on sale of loans and debt securities	314	(189)	(230)	72	335	128	(116)
Gain on acquisition	—	—	—	—	—	—	5,649
Other income (loss)	1,295	9,176	7,964	7,431	3,948	(2,008)	7,854

Total non-interest income	15,047	11,475	11,216	13,512	11,571	4,067	18,696
Compensation and benefits	24,004	23,283	30,383	32,672	31,139	30,144	26,418
General and administrative expenses	11,052	11,481	15,133	16,726	15,158	13,787	14,195

Total operating expenses	35,056	34,764	45,516	49,398	46,297	43,931	40,613

Operating income before income taxes	21,701	14,780	16,988	39,089	40,977	23,551	17,354

Results of Consolidated VIE:
Interest income	—	5,268	5,268	5,321	—	—	—
Interest expense—credit facilities	—	2,865	2,865	1,879	—	—	—
Interest expense—Fund membership interest	—	1,292	1,292	1,353	—	—	—
Other income	—	229	229	51	—	—	—
Operating expenses	—	249	249	78	—	—	—

Net results from consolidated VIE	—	1,091	1,091	2,062	—	—	—
Income before income taxes	21,701	15,871	18,079	41,151	40,977	23,551	17,354
Income tax expense	9,020	6,503	7,485	16,556	17,000	9,403	6,935

Net income before noncontrolling interest	12,681	9,368	10,594	24,595	23,977	14,148	10,419
Net loss (income) attributable to noncontrolling interest	—	—	—	—	—	—	(187)

Net income attributable to NewStar Financial, Inc. common stockholders	$12,681	$9,368	$10,594	$24,595	$23,977	$14,148	$10,232

	As of September 30,		As of December 31,
Dollars in thousands	2015	2014	2014	2013	2012	2011	2010

Balance Sheet Data:
Cash and cash equivalents	$57,472	$111,611	$33,033	$43,401	$27,212	$18,468	$54,365
Restricted cash	140,854	131,805	95,411	167,920	208,667	83,815	178,364
Cash collateral on deposit with custodian	53,738	—	38,975	—	—	—	—
Investments in debt securities, available-for-sale	94,328	21,023	46,881	22,198	21,127	17,817	4,014
Loans, held-for-sale	427,418	46,863	200,569	14,831	51,602	38,278	41,386
Loans, net	2,991,370	2,045,338	2,305,896	2,095,250	1,720,789	1,699,187	1,590,331
Income tax receivable	—	5,216	3,388	2,207	4,311	293	5,435
Other assets	104,099	85,098	86,856	84,655	123,362	88,525	101,071

Subtotal	3,869,279	2,446,954	2,811,009	2,430,462	2,157,070	1,946,383	1,974,966

Assets of Consolidated VIE:
Restricted cash	—	—	—	1,950	—	—	—
Loans, net	—	—	—	171,427	—	—	—
Other assets	—	—	—	3,022	—	—	—

Total assets of Consolidated VIE	—	—	—	176,399	—	—	—

Total assets	$3,869,279	$2,446,954	$2,811,009	$2,606,861	$2,157,070	$1,946,383	$1,974,966

Credit facilities	$625,595	$284,348	$487,768	$332,158	$229,941	$214,711	$108,502
Term debt	1,890,765	1,464,153	1,431,687	1,412,374	1,221,764	1,073,105	1,278,868
Subordinated notes	189,852	—	156,831	—	—	—	—
Senior notes	300,000	—	—	—	—	—	—
Repurchase agreements	137,640	57,371	57,227	67,954	30,583	64,868	—
Income tax payable	3,352	—	—	—	—	—	—
Other liabilities	61,795	32,988	36,499	26,544	79,965	29,937	33,417

Subtotal	3,208,999	1,838,860	2,170,012	1,839,030	1,562,253	1,382,621	1,420,787

Liabilities of Consolidated VIE:
Credit facilities	—	—	—	120,344	—	—	—
Subordinated debt	—	—	—	30,000	—	—	—
Other liabilities	—	—	—	1,277	—	—	—

Total liabilities of Consolidated VIE	—	—	—	151,621	—	—	—

Total liabilities	$3,208,999	$1,838,860	$2,170,012	$1,990,651	$1,562,253	$1,382,621	$1,420,787

NewStar Financial, Inc. stockholders’ equity	$660,280	$608,094	$640,997	$615,552	$594,817	$563,762	$554,179
Retained earnings of Consolidated VIE	—	—	—	658	—	—	—

Total stockholders’ equity	$660,280	$608,094	$640,997	$616,210	$594,817	$563,762	$554,179

Supplemental Data:
Investments in debt securities, gross	$108,318	$24,298	$53,098	$25,298	$25,298	$25,298	$6,468
Loans held-for-sale, gross	431,811	47,107	202,369	14,897	52,120	38,837	42,228
Loans held-for-investment, gross	3,090,290	2,103,858	2,370,255	2,325,144	1,796,845	1,820,193	1,698,238

Loans and investments in debt securities, gross	3,630,419	2,175,263	2,625,722	2,365,339	1,874,263	1,884,328	1,746,934
Unused lines of credit	484,721	303,643	317,583	326,231	245,483	252,288	270,793
Standby letters of credit	8,082	8,637	7,911	6,880	4,497	6,462	8,737

Total funding commitments	4,123,222	2,487,543	$2,951,216	$2,698,450	$2,124,243	$2,143,212	$2,026,464

Loan portfolio	3,630,419	2,175,263	$2,625,722	$2,192,694	$1,874,263	$1,884,328	$1,746,934
Loans owned by credit funds	975,202	385,551	741,833	265,908	559,328	517,596	451,929

Managed loan portfolio	4,605,621	2,560,814	$3,367,555	$2,458,602	$2,433,591	$2,401,924	$2,198,863

Loans held-for-sale, gross	431,811	47,107	$202,369	$14,897	$52,120	$38,837	$42,228
Loans held-for-investment, gross	3,090,290	2,103,858	2,370,255	2,325,144	1,796,845	1,820,193	1,698,238

Total loans, gross	3,522,101	2,150,965	2,572,624	2,340,041	1,848,965	1,859,030	1,740,466
Deferred fees, net	(50,201)	(17,479)	(23,176)	(17,130)	(26,938)	(57,865)	(24,247)
Allowance for loan losses—general	(29,314)	(19,460)	(22,258)	(18,099)	(19,423)	(23,022)	(24,432)
Allowance for loan losses—specific	(23,798)	(21,825)	(20,725)	(23,304)	(30,213)	(40,678)	(60,350)

Total loans, net	$3,418,788	$2,092,201	$2,506,465	$2,281,508	$1,772,391	$1,737,465	$1,631,437

	As of September 30,		As of December 31,
Dollars in thousands	2015	2014	2014	2013	2012	2011	2010

Average Balances(1):
Loans and other debt products, gross	$3,049,205	$2,311,986	$2,320,186	$1,988,416	$1,893,571	$1,776,195	$1,870,178
Interest earning assets(2)	3,214,755	2,515,976	2,508,729	2,223,908	2,036,526	1,886,165	2,007,908
Total assets	3,227,018	2,518,916	2,543,967	2,275,309	2,051,565	1,885,407	2,016,264
Interest bearing liabilities	2,602,713	1,890,302	1,983,516	1,627,816	1,414,967	1,286,256	1,430,526
Equity	657,673	616,390	617,044	604,742	579,083	560,617	546,974

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010

Performance Ratios:
Return on average assets	0.52%	0.50%	0.42%	1.08%	1.17%	0.75%	0.51%
Return on average equity	2.58%	2.03%	1.72%	4.07%	4.14%	2.52%	1.87%
Net interest margin, before provision	2.35%	3.24%	3.17%	3.90%	4.34%	4.28%	3.60%
Loan portfolio yield	6.19%	6.12%	6.09%	6.68%	6.54%	6.50%	6.02%
Efficiency ratio	49.05%	48.15%	50.32%	49.30%	46.46%	51.81%	44.74%

Credit Quality and Leverage Ratios:
Delinquent loan rate (at period end)	0.93%	1.07%	1.84%	0.22%	3.59%	5.34%	6.74%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.28%	—	—	—	1.17%	0.46%	0.50%
Non-accrual loan rate (at period end)	3.48%	3.67%	3.70%	3.04%	4.05%	5.61%	7.98%
Non-performing asset rate (at period end)	3.48%	4.25%	3.84%	3.60%	4.77%	5.61%	8.17%
Net charge off rate (end of period loans)	0.17%	1.38%	1.07%	0.77%	1.49%	2.09%	3.69%
Net charge off rate (average period loans)	0.18%	1.27%	1.10%	0.91%	1.43%	2.15%	3.36%
Allowance for credit losses ratio (at period end)	1.76%	1.99%	1.84%	1.80%	2.78%	3.52%	4.99%
Debt to equity (at period end)	4.76x	2.97x	3.32x	3.18x	2.49x	2.40x	2.50x
Equity to assets (at period end)	17.06%	24.85%	22.80%	23.64%	27.58%	28.96%	28.06%

(1)	Averages are based upon the average daily balance during the period.

(2)	Includes loan portfolio, cash, cash equivalents and restricted cash.

Management

Executive officers of the registrant

Name	Age	Position

Timothy J. Conway	61	Chairman, Chief Executive Officer and President

Peter A. Schmidt-Fellner	59	Chief Investment Officer and Director

John K. Bray	58	Chief Financial Officer

Daniel D. McCready	59	Chief Credit Officer

Patrick F. McAuliffe	58	Head—Leveraged Finance Origination

Mark du Four	51	Head—Capital Markets

John J. Frishkopf	52	Treasurer/Head—Asset Management

Timothy J. Conway is our Chief Executive Officer and President and was elected to serve as Chairman of our Board of Directors in September 2006. He has been our Chief Executive Officer and President and has served on our Board of Directors since our inception in June 2004. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. From 1987 to 1996, Mr. Conway held various senior management positions at Citicorp Securities, Inc. He was a Managing Director and Senior Securities Officer and was responsible for the bank’s private placement, loan syndication and acquisition finance businesses. Mr. Conway received his undergraduate degree from Fairfield University and his masters of business administration from the University of Connecticut.

Peter A. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004 and was elected to our Board of Directors in November 2006. From 1993 to 2003, Mr. Schmidt-Fellner was at JPMorgan Securities, Inc. and its various subsidiaries and predecessor institutions, where during his tenure, he was responsible for High Yield Bond Sales, Trading and Research, Loan Trading and Co-Head of High Yield Bond Capital Markets. Mr. Schmidt-Fellner received his undergraduate degree from Colby College and his masters of business administration from the Tuck School of Business at Dartmouth.

John K. Bray has served as our Chief Financial Officer since January 2005. From April 2004 to October 2004, Mr. Bray was the Business Financial Officer at Bank of America. From August 1979 to April 2004, Mr. Bray held various positions at FleetBoston Financial Corporation or its predecessors, most recently as Director of Finance—Line of Businesses. Mr. Bray received his undergraduate degree from the College of the Holy Cross and his masters of business administration from the University of Hartford.

Daniel D. McCready has served as our Chief Credit Officer since March 2013. He chairs the Underwriting Committees for Leveraged Finance and Equipment Finance, and is also a member of the firm’s Management Committee. Mr. McCready has nearly thirty years of experience in leveraged finance, asset based finance and sponsor coverage. He joined the Company from CIT Group, where he was Chief Credit Officer of Corporate Finance, and a member of the Credit Policy Committee. Mr. McCready has held risk leadership positions for over twelve years, including credit management and restructuring at GE Capital and CIBC World Markets. His previous experience includes sponsor finance origination and debt capital markets at Bankers Trust/Deutsche Bank and Bank of America. Mr. McCready received his undergraduate degree from the U.S. Naval Academy and his masters of business administration from George Washington University.

Patrick F. McAuliffe has served as a Managing Director of the Company since 2005 and Head of its Middle Market lending division since 2012. He also serves as a member of the firm’s Management Committee. Prior to joining NewStar Financial in April 2005, he was a Regional Executive in Bank of America’s Metro New York Region, and prior to the merger of FleetBoston Financial and Bank of America, Mr. McAuliffe held numerous positions at FleetBoston Financial between 1984 and 2004.

Mark du Four has served as Head of our Capital Markets division since 2010. Prior to joining NewStar in 2004, he was a Managing Director in Fleet Securities’ Loan Sales and Trading Group, and previously held positions at BMO Nesbitt Burns, and Chase Securities Global Syndicated Finance Group and Global Oil Group. Mr. du Four received his undergraduate degree from Virginia Tech University and his masters of business administration from the University of Texas at Austin.

John J. Frishkopf has served as a Managing Director of the Company, Treasurer and Head of Asset Management since 2004. He also serves as a member of the firm’s Management and Underwriting Committees. Prior to joining the Company, he was a Managing Director of Milford Associates, LLC, a turnaround and corporate restructuring advisory firm, which he founded in 1999. In 1992, he co-founded Benson Oak & Company an investment banking boutique operating in the Czech and Slovak Republics. Prior to Benson Oak, he was a vice president at Citicorp’s North American Investment Banking and International Corporate Finance Division where he spent five years working in capital markets, originating, structuring and placing loan and private placement transactions.

Certain relationships and related person transactions

During 2006, we made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. The interest rate on the loan was 6.50% and largest aggregate principal amount outstanding under this loan during 2014 was $4.5 million. This loan was paid off in its entirety in February 2014.

In March of 2011, we made a loan in the aggregate amount of $13.5 million based on market terms to SPARTA Insurance Holdings, Inc. (“SPARTA”), a company that is 39.6% owned by Corsair Capital, a major stockholder of ours. In addition, two of the seven members of SPARTA’s Board of Directors are employees of Corsair Capital, and Richard Thornburgh, a member of our Board of Directors, previously served as a director of SPARTA. The interest rate on the loan was 9.50% and largest aggregate principal amount outstanding under this loan during 2014 was $14.1 million. This loan was paid off in its entirety in September 2014.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors, which has the responsibility of reviewing and approving any such related party transactions and relationships.

Description of notes

The notes offered by this prospectus supplement will be issued under the Indenture dated as of April 22, 2015 (the “Indenture”) by and between NewStar and U.S. Bank National Association, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture is incorporated by reference as an exhibit to the registration statement to which the accompanying prospectus dated November 2, 2015 forms a part. The Indenture is subject to and governed by the terms of the Trust Indenture Act of 1939.

On April 22, 2015, the Company issued $300.0 million aggregate principal amount of its 7.25% Senior Notes due 2020 under the Indenture in a private placement, all of which were exchanged for identical registered notes on October 6, 2015 and are currently outstanding (the “Existing Notes”). The $50.0 million aggregate principal amount of notes offer under this prospectus supplement (the “Offered Notes”) will trade fungibly with the Existing Notes. The Existing Notes and the Offered Notes (collectively, the “notes”) will be considered collectively to be single series for all purposes under the Indenture, including waivers, amendments and redemptions. After the consummation of the offering the Notes offered hereby will represent approximately 14.3% of all notes issued under the Indenture.

Interest on the Offered Notes will accrue at 7.25% per annum from November 1, 2015 and will be payable, in cash, semiannually in arrears on May 1 and November 1 of each year commencing on May 1, 2016 to holders of record on the immediately preceding April 15 and October 15, respectively.

A summary of the material provisions of the Indenture is included under the heading “Description of notes” in the accompanying prospectus dated November 2, 2015. Because this is only a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. Copies of the Indenture are available as described under the heading “Available Information.”

Book-entry settlement and clearance

The notes will be represented by one or more global notes in definitive, fully registered form. Each global note will be deposited with U.S. Bank National Association (the “Trustee”) as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominees in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Security Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The Trustee will wire payments on the notes to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the Trustee and the paying agent will have no direct responsibility or liability to pay amounts due on a global note or any other beneficial owners of that global note.

DTC’s current practice is to, upon receipt of any payment of distributions or liquidation amounts, proportionately credit direct participants’ accounts on the payment date based on their holdings. Additionally, it is DTC’s current practice to pass through any consenting or voting rights, if applicable, to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes, if applicable, from the beneficial owners of notes, based on their customary practices. Payments to the beneficial owner will be the responsibility of the participants and not of DTC, the trustee or our Company.

If the depositary for a global security is DTC, then you may hold interests in the global notes through Clearstream Banking, société anonyme, (“Clearstream”) or Euroclear Bank SA/NV, (“Euroclear”), in each case, as a participant in DTC.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations that are participants in those systems.

Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through their customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customer’s securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear and Clearstream will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system, will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect the exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream will be credited to the cash amounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

Euroclear and Clearstream may change any of their policies without notice.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note if:

•

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes; or

•	there has occurred and is continuing a Default with respect to the notes (as defined under the Indenture).

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and payment

The Company will make payments in respect of notes represented by global notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal of and premium, if any, and interest on certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no account is specified, by mailing a check to each holder’s registered address. See “Description of notes—Principal, Maturity, and Interest” in the accompanying prospectus. Notes represented by global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by global notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Material United States federal income tax considerations

The following is a summary of material United States federal income tax considerations relating to the acquisition, ownership, and disposition of the notes, but does not purport to be a complete analysis of all tax effects. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements and judicial decisions, all in effect or proposed on the date hereof and all of which are subject to change or to different interpretations. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought by us with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following relates only to notes that are acquired in the current offering for an amount of cash equal to the price indicated on the cover page and that are held as capital assets within the meaning of Section 1221 of the Code (i.e., generally, property held for investment) and does not address tax consequences to subsequent purchasers of the notes.

This summary does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, retirement plans, employee stock ownership plans, regulated investment companies or real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes (or investors in such entities), United States expatriates, controlled foreign corporations, corporations that accumulate earnings to avoid United States federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, persons subject to the alternative minimum tax), or persons who have ceased to be United States citizens or to be taxed as residents aliens. In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of United States federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws).

The United States federal income tax treatment of a partner in an entity classified as a partnership for United States federal income tax purposes that holds the notes generally will depend on the status of the partner and the activities of the partnership. Holders of the notes that are partnerships and partners in those partnerships are urged to consult their own tax advisors regarding the United States federal income tax consequences of acquiring, owning and disposing of the notes.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION AND THE POSSIBLE EFFECT OF CHANGES IN THESE TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other business entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all of the substantial decisions of the trust or (ii) a valid election in in place to treat the trust as a United States person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

United States federal income tax consequences to U.S. holders

Treatment of interest

Except as described below with respect to pre-issuance accrued interest, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes.

Sale, exchange, or other taxable disposition of the notes

In general, upon the sale,exchange, redemption, or retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between (1) the amount of cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest) and (2) the U.S. holder’s adjusted tax basis in the note at the time of disposition. A U.S. holder’s adjusted tax basis in a note generally will be the U.S. holder’s cost paid for the note, decreased by the amount of any payments (other than qualified stated interest payments) received by such holder with respect to the note and any amortized bond premiums. If a holder disposes of a note between interest payment dates, a portion of the amount received represents stated interest accrued to the date of disposition and must be reported as ordinary interest income, and not as proceeds from the disposition, in accordance with the holder’s regular method of accounting for federal income tax purposes as described above under “Treatment of interest”. Any gain or loss recognized by a holder on the sale, redemption, retirement, or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held the notes for more than one year. Long-term capital gain of non-corporate U.S. holders is generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Qualified Reopening and Pre-Issuance Accrued Interest

The Offered Notes will have the same CUSIP and ISIN numbers and terms as the Existing Notes and will be issued under the Indenture. The Offered Notes will be issued in a “qualified reopening” of the Existing Notes for United States federal income tax purposes. As a result, (1) the Offered Notes will be treated as part of the same issue as the Existing Notes; (2) the Offered Notes will have the same issue date and adjusted issue price as the Existing Notes; and (3) the Offered Notes and the Existing Notes will be fungible with each other for United States federal income tax purposes.

A portion of the price paid for the Offered Notes will be attributable to interest that “accrued” between November 1, 2015 and the date the Offered Notes are purchased (the “pre-issuance accrued interest”). On the first interest payment date, a corresponding portion of the stated interest received will be treated as a return of the pre-issuance accrued interest and not as a payment of stated interest on the Offered Notes. Accordingly, such payment will not be taxable when received but will reduce a holder’s adjusted tax basis in the Offered Notes.

Treatment of notes as contingent payment debt instruments

Our obligation to pay you additional amounts in excess of the accrued interest and principal (for example, in the event that we fail to comply with specified obligations under the registration rights agreement or in the event that we fail to comply with certain filing requirements) may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” As of the issue date, we believe and intend to take the position that the likelihood that we will make each such additional payment is remote and/or incidental. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, the determination of whether such contingencies are remote and/or incidental is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote or incidental is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position.

Information reporting and backup withholding

Interest and principal on, and proceeds received from the sale of, a note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on IRS Form 1099. In general, a U.S. holder of the notes will be subject to backup withholding with respect to such payments or proceeds at the applicable tax rate of 28%, unless such holder (a) is an entity that is exempt from backup withholding (including corporations) and, when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. Additionally, a U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Amounts withheld as backup withholding will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

United States federal income tax consequences to non-U.S. holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to such non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation” or “passive foreign investment company,” and such non-U.S. holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussions concerning effectively connected income, backup withholding and FATCA below, a non-U.S. holder will not be subject to United States federal income or withholding tax in respect of interest paid or accrued on a note if the interest qualifies for the “portfolio interest exemption.” This generally will be the case if each of the following requirements is satisfied:

•	the interest is not effectively connected with a United States trade or business;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through actual or constructive ownership; and

•	certain certification requirements are met. Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on an applicable IRS Form W-8 (generally IRS Form W-8BEN or W-8BEN-E or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and certifying, among other things, that the non U.S. holder is not a United States person.

•

If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received an applicable IRS Form W-8 from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or other suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder satisfies the applicable certification and disclosure requirements, which include providing an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor or substitute form). A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Effectively connected income

If a non-U.S. holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with the conduct of that trade or business, the non-U.S. holder generally will be required to pay regular United States federal income tax on any interest and gain with respect to the notes on a net income basis generally in the same manner as a U.S. holder (but the 30% withholding tax described above will not apply provided a certification requirement, generally on IRS Form W-8ECI, is met). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or Form W-8BEN-E, as applicable, any interest income or gain that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States In addition, a non-U.S. holder that is treated as a foreign corporation for United States federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States

Sale, exchange, or other taxable disposition of the notes

Subject to the discussions of effectively connected income above and backup withholding and FATCA below, a non-U.S. holder generally will not be subject to United States federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition of the note and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or “fixed base” within the United States).

If the first exception applies, the non-U.S. holder generally will be subject to United States federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to United States federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity, or other taxable disposition of the notes in the same manner as a U.S. holder unless, as discussed above, an applicable income tax treaty provides otherwise. In addition, corporate non-U.S. holders may be subject to a 30% (or lower applicable treaty rate) branch profits tax on any such effectively connected earnings and profits attributable to such gain.

Qualified Reopening and Pre-Issuance Accrued Interest

As described above under “United Stated federal income tax consequences to U.S. holders” and subject to the discussion concerning FATCA below, the Offered Notes will be treated as part of the same issue as the Existing Notes and the Offered Notes and the Existing Notes will be fungible with each other for United States federal income tax purposes. In addition, as discussed above, a portion of the first interest payment on the Offered Notes equal to the amount of the pre-issuance accrued interest will be treated as a nontaxable return of a portion of the purchase price rather than as interest income.

Treatment of notes as contingent payment debt instruments

As described above under “United Stated federal income tax consequences to U.S. holders- Treatment of notes as contingent payment debt instruments” we can give you no assurance that our position that the notes should not be treated as contingent payment debt instruments would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote or incidental is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position.

Information reporting and backup withholding

In general, we or our paying agent will report annually to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under an applicable income tax treaty or other information exchange agreement.

Non-U.S. holders who have provided certification as to their non-U.S. status as described above under “United States federal income tax consequences to Non-U.S. Holders- Treatment of interest” or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest or principal if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of a note (including on redemption or retirement) made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax. Amounts withheld as backup withholding will be allowed as a credit against such non-U.S. holder’s United States federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) together with administrative guidance and certain intergovernmental agreements entered into thereunder, generally imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest and, after December 31, 2018, gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends paid (“withholdable payments”), paid to a foreign financial institution, or to a non-financial foreign entity, unless (a) the foreign financial institution agrees to comply with certain diligence, reporting and withholding obligations with respect to its U.S. accounts, (b) a non-financial foreign entity identifies and provides information relating to its 10% or greater U.S. owners (or confirms the absence of substantial U.S. owners), or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities, or any interest in such assets. A non-financial foreign entity is generally any non-U.S. entity that is not a financial institution. The 30% withholding tax under FATCA applies regardless of whether the applicable payment otherwise is exempt from U.S. withholding (e.g., as “portfolio interest” or as capital gain upon the sale, exchange, redemption or other disposition of a note).

Interest paid with respect to the notes and, after December 31, 2018, gross proceeds from the sale or disposition of the notes, will be subject to the 30% withholding tax if the holder fails to comply with FATCA. Non-U.S. holders are urged to consult their own tax advisors with respect to these information reporting rules and due diligence requirements and the potential application of FATCA to them.

Underwriting

J.P. Morgan Securities LLC is the sole underwriter. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the principal amount of all of the Offered Notes.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased.

We have agreed to indemnify the underwriter and its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The underwriter has advised us that it proposes initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriter may allow, and dealers may re-allow, a concession not in excess of     % of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes.

Paid by us	Offered Notes
Per Note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

No Public Trading Market for Notes

There is currently no public trading market for the notes. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriter that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

Subject to certain exceptions, we will not offer or sell any of our debt securities (other than the Offered Notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

Short Positions

In connection with the offering, the underwriter may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater principal amount of notes than they are required to purchase in the offering. The underwriter must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, J.P. Morgan Securities LLC was an initial purchaser in connection with our private placement of the Existing Notes. In addition, we have a Global Mater Repurchase Agreement with JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter or its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and it affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes referred to in (a) through (c) above shall require Pentair Finance or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Ireland

No action may be taken with respect to the notes in or involving Ireland otherwise than in conformity with the provisions of (a) the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) of Ireland, including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998 of Ireland, (b) the Companies Act 2014 of Ireland, the Central Bank Acts 1942 to 2014 of Ireland and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 of Ireland and (c) the Prospectus (Directive 2003/71/EC) Regulations 2005 (as amended) of Ireland and any rules issued under Section 1363 of the Companies Act 2014, by the Central Bank of Ireland.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conjlicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

Certain legal matters will be passed upon for us by Locke Lord LLP, Boston, Massachusetts. George Ticknor, a partner of Locke Lord LLP, is our assistant secretary. The Underwriter has been represented by Cravath, Swaine  & Moore LLP, New York, New York, in connection with this offering.

Independent registered public accounting firm

The consolidated financial statements of NewStar Financial, Inc. incorporated by reference into this prospectus as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein.

Available information

We file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 4, 2015, as amended by the Form 10-K/A for the year ended December 31, 2014, filed with the SEC on March 26, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on April 17, 2015;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015, as amended by Form 10-Q/A for the quarter ended March 31, 2015, filed with the SEC on May 15, 2015, for the quarter ended June 30, 2015, filed with the SEC on August 6, 2015 and for the quarter ended September 30, 2015, filed with the SEC on November 5, 2015; and

•

our Current Reports on Form 8-K filed with the SEC on January 16, 2015, January 23, 2015, March 9, 2015, March 11, 2015, March 24, 2015, March 25, 2015, two reports filed on April 14, 2015 (excluding information provided under Item 7.01), April 17, 2015, April 28, 2015, May 11, 2015 and May 15, 2015, August 7, 2015, August 13, 2015, September 3, 2015, September 17, 2015 (excluding information provided under Item 7.01), September 21, 2015, October 2, 2015, and October 7, 2015.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 848-2500 or writing us at:

Investor Relations

NewStar Financial, Inc.

500 Boylston Street

Suite 1250

Boston, Massachusetts 02116

NewStar Financial, Inc.

$200,000,000

7.25% Senior Notes due 2020

The aggregate initial offering price of the 7.25% Senior Notes due 2020 (the “Notes”) that we offer will not exceed $200,000,000. We will offer the Notes in an amount and at an issue price to be determined at the time of the offering, and on terms set forth in the Indenture dated April 22, 2015 (the “Indenture”) by and between NewStar Financial, Inc. and U.S. Bank National Association, as Trustee. We issued $300,000,000 in aggregate principal amount of notes under the Indenture on April 22, 2015 (the “Existing Notes”). The Notes will have the same CUSIP and ISIN numbers as, and will immediately be fungible with, the Existing Notes. The Notes and the Existing Notes will be treated as a single series for all purposes under the Indenture and the Notes have the same terms as the Existing Notes.

When we offer the Notes, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of the Notes, including the issue price of the Notes. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of the Notes together with additional information described under the heading “Where You Can Find More Information” beginning on Page 63 of this prospectus before you decide to invest in the Notes.

In this prospectus, “NewStar,” “we,” “us,” and “our” refer to NewStar Financial, Inc., including, unless the context otherwise requires, its subsidiaries.

The Notes may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” beginning on Page 61 of this prospectus. We may also describe the plan of distribution for any particular offering of the Notes in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of the Notes in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in any prospectus supplement.

The Notes will not be listed on any securities exchange or automated quotation system. The Existing Notes are not listed on any securities exchange or automated quotation system.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated November 2, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell the Notes described in this prospectus, in one or more offerings, with a total principal amount of up to $200,000,000.

This prospectus provides you with a general description of the Notes we may offer. Each time we offer the Notes under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the Notes. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in a prospectus supplement or free writing prospectus any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements, free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement and the additional information described under “Where You Can Find More Information” before buying the Notes in this offering.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part (or will be incorporated by reference from a current report on Form 8-K or quarterly report on Form 10-Q that we file with the SEC), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

NEWSTAR FINANCIAL, INC.

We are an internally-managed commercial finance company with specialized lending platforms focused on meeting the complex financing needs of companies and private investors in the middle market. We are also a registered investment adviser and provide asset management services to institutional investors through a series of managed credit funds that co-invest in certain types of loans that we originate. Through our specialized lending platforms, we provide a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as purchases of equipment and other capital assets.

We believe these lending activities require specialized skills and transaction experience, as well as significant investment in personnel and operating infrastructure. To meet these demands, our loans and leases are originated directly by teams of credit-trained bankers and experienced marketing officers organized around key industry and market segments. These teams represent specialized lending groups that are supported by centralized credit management and operating platforms. This structure enables us to leverage common standards, systems, and industry and professional expertise across multiple businesses.

We target our marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks, real estate investors and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. Our origination network is national in scope and we target companies with business operations across a broad range of industry sectors. We employ highly experienced bankers, marketing officers and credit professionals to identify and structure new lending opportunities and manage customer relationships. We believe that the quality of our professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position us to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

Our emphasis on direct origination is an important aspect of our marketing and credit strategy. Our national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows us to be highly selective in our credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. Our direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides us with direct access to management teams and enhances our ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows us to negotiate transaction terms directly with borrowers and, as a result, advise our customers on financial strategies and capital structures, which we believe benefits our credit performance.

We typically provide financing commitments to companies in amounts that range in size from $10 million to $50 million. The size of our financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and our role in the transaction. We also selectively arrange larger transactions which we may retain on our balance sheet or syndicate to other lenders and which may include funds that we manage for third party institutional investors. By syndicating loans to other lenders and our managed funds, we are able to provide larger financing commitments to our customers and generate fee income, while limiting our risk exposure to individual borrowers. From time to time, however, our balance sheet exposure to a single borrower may exceed $35 million.

We offer a set of credit products and services that have many common attributes, but which are highly specialized by lending group and market segment. Although both the Leveraged Finance and Business Credit lending groups structure loans as revolving credit facilities and term loans, the style of lending and approach to credit management is highly specialized. The Equipment Finance group broadens our product offering to include a range of lease financing options.

Although we operate as a single segment, we derive revenues from four specialized lending groups that target market segments in which we believe that we have competitive advantages and from our asset management activities:

•	Leveraged Finance, provides senior secured cash flow loans and, to a lesser extent, second lien and unitranche loans, which are primarily used to finance acquisitions of mid-sized companies with annual cash flow (EBITDA) between $10 million and $50 million by private equity investment funds managed by established professional alternative asset managers;

•	Business Credit, provides senior secured asset-based loans primarily to fund working capital needs of mid-sized companies with sales revenue typically totaling between $25 million and $500 million;

•	Real Estate, provides first mortgage debt primarily to finance acquisitions of commercial real estate properties typically valued between $10 million and $50 million by professional commercial real estate investors;

•	Equipment Finance, provides leases, loans and lease lines to finance purchases of equipment and other capital expenditures typically for companies with annual sales of at least $25 million; and

•	Asset Management, provides opportunities for qualified institutions to invest in credit funds managed by us with strategies to co-invest in loans originated by our Leveraged Finance lending group.

Our History

We were incorporated in Delaware in June 2004. Our principal executive offices are located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, and our telephone number is (617) 848-2500. We maintain a website at www.newstarfin.com. The information on or accessible through our website is not incorporated by reference into or otherwise made a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

An investment in the Notes involves a high degree of risk. You should carefully consider the risk factors contained in a prospectus supplement as well as those set forth in our most recently filed periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, as revised or supplemented by our quarterly reports on Form 10-Q, each of which are on file with the SEC and are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These are statements that relate to future periods and include statements regarding our anticipated performance.

Generally, the words “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: risk related to our funding and leverage, including our ability to obtain external financing and complete additional term debt securitizations in the future; our lenders and noteholders continuing to use us as a service provider; the early termination of our term debt securitizations; disruptions in the capital markets generally, and the asset-backed securities market in particular; disruptions in the credit quality and performance of our loan portfolio, potential changes in previously issued ratings or rating agency methodology; the concentration of our funding sources; risks related to our operations and financial results, including fluctuation in our net interest income, the success of our origination activities, and credit losses and defaults; changes in the regulatory landscape; and risks related to our loan portfolio and lending activities, including our inability to recover amounts owed to us by our borrowers.

These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors. Although we believe that the statements contained in this prospectus are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. You should understand that these statements are not guarantees of performance or results. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ. Many factors could cause or contribute to results that differ, including the factors described or incorporated by reference under the caption “Risk Factors.” You should carefully read this entire prospectus and the documents incorporated by reference in this document, particularly the section entitled “Risk Factors,” before you make an investment decision.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, acquisitions or new investments and to fund the repayment, refinancing, redemption or repurchase of past or future indebtedness or capital stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF COMBINED FIXED CHARGES

The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as operating income before income taxes and fixed charges. Fixed charges is defined as the sum of interest expense and the component of rental expense that we believe to be representative of the interest factor for those amounts.

	Year Ended					Six Months Ended June 30, 2015
	Dec. 31 2010	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014
Ratio of Earnings to Fixed Charges(1)	1.3x	1.9x	2.2x	1.9x	1.3x	1.3x

(1)	We did not have any issued and outstanding preferred stock during the five year and six month period ended June 30, 2015. As of the date of this prospectus, there is no issued and outstanding preferred stock.

DESCRIPTION OF NOTES

When we issue the notes offered by this prospectus (the “Offered Notes”, together with the Existing Notes and any Additional Notes, the “Notes”) and any accompanying prospectus supplement, we will issue them under the Indenture dated as of April 22, 2015 (the “Indenture”) by and between NewStar and U.S. Bank National Association, as Trustee. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture is incorporated by reference as an exhibit to the registration statement in which this prospectus is included. The Indenture is subject to and governed by the terms of the Trust Indenture Act of 1939.

Any Notes offered under this prospectus will trade fungibly with our existing 7.25% Senior Notes due 2020 (the “Existing Notes”). We issued $300.0 million in aggregate principal amount of Existing Notes under the Indenture on April 22, 2015.

The following statements relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the Indenture.

General

We may issue the Notes at par, at a premium, or at a discount. We will describe the particular terms of the Notes in a prospectus supplement, which we will file with the SEC. To review the terms of the Notes, you must refer to both the prospectus supplement for the Notes and to the description of the Notes in this prospectus.

The prospectus supplement will set forth the following terms of the Notes in respect of which this prospectus is delivered:

(1)	the aggregate principal amount; and

(2)	the issue price or prices (expressed as a percentage of the aggregate principal amount thereof).

The Notes will be:

•	general unsecured senior obligations of the Issuer;

•	pari passu in right of payment with any existing and future senior Indebtedness of the Issuer;

•	effectively subordinated to any existing and future secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer; and

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of any subsidiary of the Issuer that is not a Guarantor.

The Notes and the Indenture will not be guaranteed by any of the Issuer’s Restricted Subsidiaries except to the extent any of such Subsidiaries is required to guarantee the Notes and the Indenture in the future pursuant to the covenant described below under “—Limitation on Guarantees.”

Principal, maturity and interest

The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Notes will mature on May 1, 2020. Interest on the Notes will accrue at the rate per annum set forth on the cover of this offering memorandum and will be payable, in cash, semiannually in arrears on May 1 and November 1 of each year, to Holders of record on the immediately preceding April 15 and October 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional notes

The Indenture provides for the issuance of additional notes from time to time under the Indenture (the “Additional Notes”). The Indenture provides for the issuance of Additional Notes having identical terms and conditions to the Existing Notes and the Offered Notes, subject to compliance with the covenants contained in the Indenture. Additional Notes will be part of the same issue as the Existing Notes and the Offered Notes under the Indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Payments

Principal of, and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the paying agent, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Optional redemption

Except as set forth in the next three paragraphs and in the eighth paragraph under “—Change of Control” below, the Notes are not redeemable at the option of the Issuer.

At any time prior to May 1, 2017, the Issuer may redeem the Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of and accrued and unpaid interest to the redemption date.

At any time and from time to time on or after May 1, 2017, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 1 of the year indicated below:

Year	Percentage
2017	103.625%
2018	101.813%
2019 and thereafter	100.000%

At any time and from time to time prior to May 1, 2017, the Issuer may redeem the Notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 107.25% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes; provided that

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2)	not less than 65% of the originally issued aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and notice” below.

Any optional redemption and such notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including the consummation of a debt financing, an Equity Offering or other corporate transaction).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Sinking fund

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “Change of Control” and “Certain covenants—Limitations on sales of assets and subsidiary stock.” The Issuer may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

Selection and notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the applicable Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Issuer, and in compliance with the requirements of DTC, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Notices of redemption will be given electronically, if the Notes are held through DTC, or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder of Notes thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption payment, interest ceases to accrue on Notes or portions of them called for redemption.

Change of control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional redemption,” the Issuer will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will give notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given, pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions allowing the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Future credit agreements or other agreements to which the Issuer becomes a party may provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture) and prohibit or limit the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

The Issuer’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on Indebtedness” and “Certain covenants— Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer, and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain covenants

Set forth below are summaries of certain covenants that are contained in the Indenture.

Suspension of covenants on achievement of investment grade status

Following the first day:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture, then,

beginning on that day (the “Covenant Suspension Date”) and continuing until the Reversion Date (as defined below), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Indebtedness”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on restrictions on distributions from Restricted Subsidiaries”;

•	“—Limitation on sales of assets and subsidiary stock”;

•	“—Limitation on Affiliate Transactions”;

•	“—Limitation on Guarantees”; and

•	The provisions of clause (3) of the first paragraph of “—Merger and consolidation.”

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

On the Reversion Date, all Non-Funding Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or, to the extent such Non-Funding Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Non-Funding Indebtedness will be deemed to have been outstanding on the Existing Notes Issue Date, so that it is classified as permitted under clause (4)(b) of the second paragraph of “—Limitation on Indebtedness.” On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens permitted under clause (11) of the definition thereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Existing Notes Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” and the items specified in clauses (c)(i) through (c)(v) of the first paragraph of such covenant will increase the amount available to be made under clause (c) of the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock,” on the Reversion Date, the Excess Proceeds from all Asset Dispositions not applied in accordance with such covenant shall be deemed to be reset to zero.

In addition, during the Suspension Period any future obligation to grant further Note Guarantees shall be suspended and shall be reinstated upon the Reversion Date.

The Issuer will promptly provide the Trustee with written notice of such Covenant Suspension Date or an Reversion Date. In the absence of such notice, the Trustee shall assume that no such Covenant Suspension Date or Reversion Date (as applicable) has occurred.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Non-Funding Indebtedness (including Non-Funding Indebtedness that is Acquired Indebtedness); provided that the Issuer and any of its Restricted Subsidiaries may Incur Non-Funding Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Non-Funding Debt to Equity Ratio of the Issuer and its Restricted Subsidiaries is not greater than 1.75 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness to the extent such Indebtedness is Non-Funding Indebtedness:

(1)	Non-Funding Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility) in a maximum aggregate principal amount at any time outstanding not exceeding the greater of $75.0 million and 2.5% of Total Assets;

(2)	(a) Guarantees by the Issuer or any Restricted Subsidiary of Non-Funding Indebtedness of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Non-Funding Indebtedness is permitted under the terms of the Indenture and (b) Guarantees and Limited Recourse Guarantees by the Issuer or a Restricted Subsidiary of Permitted Funding Indebtedness or Permitted Securitization Indebtedness;

(3)	Non-Funding Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Non-Funding Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Non-Funding Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b)	any sale or other transfer of any such Non-Funding Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer,

shall be deemed, in each case, to constitute an Incurrence of such Non-Funding Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be; and provided further that if the Issuer or a Guarantor is the obligor on such Non-Funding Indebtedness, such Non-Funding Indebtedness is expressly subordinated in right of payment to all obligations of the Issuer or such Guarantor with respect to the Notes or the Note Guarantee of such Guarantor, as applicable.

(4)	Non-Funding Indebtedness represented by (a) the Existing Notes, including any Note Guarantee thereof, (b) any Non-Funding Indebtedness (other than Non-Funding Indebtedness incurred pursuant to clauses (3) and (4)(a)) outstanding on the Existing Notes Issue Date, (c) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clauses (5), (6), (7) or (12) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	Non-Funding Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(a)	the Issuer would be permitted to Incur at least $1.00 of additional Non-Funding Indebtedness pursuant to the Consolidated Non-Funding Debt to Equity Ratio test set forth in the first paragraph of this covenant; or

(b)	the Consolidated Non-Funding Debt to Equity Ratio of the Issuer and its Restricted Subsidiaries would not be greater than immediately prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Non-Funding Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Non-Funding Indebtedness Incurred pursuant to this clause (7) and then outstanding and any Refinancing Indebtedness in respect thereof, does not exceed the greater of (a) $25.0 million and (b) 1.0% of Total Assets at the time of Incurrence;

(8)

Non-Funding Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Non-Funding Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’

acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business; and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)	Non-Funding Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets, Person or any Capital Stock of a Subsidiary; provided that the amount of such Non-Funding Indebtedness pursuant to this clause (9) shall not exceed the consideration amount actually received by the Issuer or its Restricted Subsidiaries in connection with such disposition;

(10)	Non-Funding Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director, manager or consultant of the Issuer or any of its Subsidiaries (or permitted transferees, assigns, estates, or heirs of such employee, director, manager or consultant) to finance the purchase or redemption of Capital Stock of the Issuer that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(11)	Non-Funding Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of the financing of insurance premiums Incurred in the ordinary course of business;

(12)	Subordinated Indebtedness with a Stated Maturity one year or more after the final maturity of the Notes in an aggregate principal amount which, together with any Refinancing Indebtedness in respect thereof, will not exceed $100.0 million outstanding at any one time;

(13)	Non-Funding Indebtedness of the Issuer or a Restricted Subsidiary to the extent the net cash proceeds thereof are applied (i) to redeem the Notes in full or (ii) to defease or discharge the Notes, in each case in accordance with the terms of the Indenture; and

(14)	Non-Funding Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Non-Funding Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed $40.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Non-Funding Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that all or any portion of any item of Non-Funding Indebtedness meets the criteria of more than one of the types of Non-Funding Indebtedness described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, will classify such Non-Funding Indebtedness and only be required to include the amount and type of such Non-Funding Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	additionally, all or any portion of any item of Non-Funding Indebtedness may later be reclassified as having been Incurred pursuant to any type of Non-Funding Indebtedness described in the first and second paragraphs of this covenant so long as such Non-Funding Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Non-Funding Indebtedness that is otherwise included in the determination of a particular amount of Non-Funding Indebtedness shall not be included;

(4)	for purposes of calculating the Consolidated Non-Funding Debt to Equity Ratio as of any date of determination, the principal amount of:

(a)	a Limited Recourse Guarantee of Permitted Funding Indebtedness or Permitted Securitization Indebtedness shall equal the amount, if any, required to be recognized as a liability on the balance sheet of the Issuer or such Restricted Subsidiary in respect of such Limited Recourse Guarantee; and

(b)

a Guarantee of Permitted Funding Indebtedness or Permitted Securitization Indebtedness shall equal the greater of (x) the amount, if any, required to be recognized as a liability on the balance sheet of the

Issuer or such Restricted Subsidiary in respect of such Guarantee or (y) the amount, as determined in good faith by the Issuer (based, to the extent set forth therein, on the valuation methodology set forth in such Permitted Funding Indebtedness or Permitted Securitization Indebtedness), by which the principal amount of such Permitted Funding Indebtedness or Permitted Securitization Indebtedness (or other amount representing the liability amount in respect of such Permitted Funding Indebtedness or Permitted Securitization Indebtedness) exceeds, in the case of Permitted Funding Indebtedness, the value or carrying amount of the assets serving as collateral or other form of credit support for such Permitted Funding Indebtedness or, in the case of Permitted Securitization Indebtedness, the Securitization Assets for such Permitted Securitization Indebtedness;

(5)	the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price or the liquidation preference thereof;

(6)	Non-Funding Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Non-Funding Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Non-Funding Indebtedness; and

(7)	the amount of Non-Funding Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends or distributions, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Non-Funding Indebtedness, the payment of dividends or distributions in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Non-Funding Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.” The amount of any Non-Funding Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Non-Funding Indebtedness issued with original issue discount and (b) the principal amount of the Non-Funding Indebtedness, or liquidation preference thereof, in the case of any other Non-Funding Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Non-Funding Indebtedness of such Subsidiary and any Liens upon the property or assets of such Subsidiary securing Indebtedness shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Non-Funding Indebtedness or any such Lien is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness” or the covenant described under “—Limitation on Liens”, the Issuer shall be in default of the applicable covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Non-Funding Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Non-Funding Indebtedness Incurred to refinance other Non-Funding Indebtedness, if Incurred in a different currency from the Non-Funding Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, Incur any Non-Funding Indebtedness (including Non-Funding Indebtedness that is Acquired Indebtedness) that is subordinated or junior in right of payment to any Non-Funding Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Non-Funding Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Non-Funding Indebtedness is subordinated to other Non-Funding Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Limitation on restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(b)	dividends or distributions payable to any of the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment in respect of such Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement, (b) any Non-Funding Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness” and (c) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Permitted Funding Indebtedness or Permitted Securitization Indebtedness); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	the Issuer is not able to Incur an additional $1.00 of Non-Funding Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Existing Notes Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (1) (without duplication of the declaration of the dividend or delivery of a redemption notice), (5), (9), (11) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Existing Notes Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Capital Stock (other than

Disqualified Stock) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Issuer subsequent to the Existing Notes Issue Date;

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Existing Notes Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(iv)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Existing Notes Issue Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to clause (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Existing Notes Issue Date; and

(v)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Existing Notes Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined by the Board of Directors of the Issuer acting in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Non-Funding Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Non-Funding Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to clause (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	a Restricted Payment in exchange for, or out of the net proceeds from the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer or from the substantially concurrent contribution to the capital of the Issuer; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than an issuance of Disqualified Stock of the Issuer or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Stock) of the Issuer) of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on sales of assets and subsidiary stock” below, but only if the Issuer shall have first made an Asset Disposition Offer and purchased all Notes tendered pursuant to such Asset Disposition Offer, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuer shall have first made a Change of Control Offer or a Specified Event Offer and purchased all Notes tendered pursuant to such Change of Control Offer or Specified Event Offer, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(c)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of any reorganization, merger, sale, conveyance, transfer, lease, transaction, agreement or other arrangement occurring which results in the Issuer or any of its controlled Affiliates becoming, or being required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, but only if (i) the Issuer shall have first made a Specified Event Offer and purchased all Notes tendered pursuant to such Specified Event Offer, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock and (ii) a Default or an Event of Default has not occurred and is continuing as a result of such occurrence; or

(6)	Management Stock Repurchases within 12 months of the Existing Notes Issue Date in an aggregate amount not to exceed $15.0 million;

(7)	the declaration and payment of dividends or distributions on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	the purchase, repurchase, redemption or other acquisition for value of Capital Stock of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock, provided that any such purchase, repurchase, redemption or other acquisition for value of Capital Stock of the Issuer shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend, distribution or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(10)	distributions or payments of Securitization Fees;

(11)	the declaration of dividends or distributions, repurchases of Capital Stock of the Issuer or Management Stock Repurchases so long as the aggregate Restricted Payments made under this clause (11) do not exceed $5.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10.0 million being carried over in any fiscal year);

(12)	Permitted Tax Distributions;

(13)	payments and distributions to dissenting stockholders (that are not Affiliates of the Issuer) pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer that complies with the terms of the Indenture, including the covenant described under “—Merger and consolidation”; and

(14)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash, in each case over $25.0 million, shall be determined conclusively by the Board of Directors of the Issuer acting in good faith.

For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

Limitation on liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Issuer), whether owned on the Existing Notes Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Notes (or, if the applicable Restricted Subsidiary is a Guarantor, the Note Guarantee of such Restricted Subsidiary) shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on restrictions on distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(B)	make any loans or advances to the Issuer or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to any agreement or instrument in effect at or entered into on the Existing Notes Issue Date;

(2)	any encumbrance or restriction pursuant to the Indenture, the Notes and the Note Guarantees;

(3)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or required by any regulatory authority;

(4)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that for the purposes of this clause, if another Person is the Successor Issuer, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Issuer;

(5)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under the Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(6)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	customary provisions in leases, licenses, Joint Venture agreements and other similar agreements and instruments;

(9)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10)	any encumbrance or restriction pursuant to Hedging Obligations;

(11)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Existing Notes Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(12)	provisions in agreements evidencing Permitted Funding Indebtedness and restrictions or requirements created in connection with any Securitization Facility that are necessary or advisable to effect such Securitization Facility or applicable to any special purpose Subsidiary of the Issuer formed in connection therewith;

(13)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Existing Notes Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument are reasonably required under then current market conditions (as determined in good faith by the Issuer) and where either (a) the Issuer determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(14)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens”; or

(15)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this paragraph or this clause (15) (an “Initial Agreement”) or contained in any amendment, extension, renewal, restatement, refunding, replacement, refinancing, supplement or other modification to an agreement referred to in clauses (1) to (14) of this paragraph or this clause (15); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Limitation on sales of assets and subsidiary stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:

(a)

to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor, Indebtedness that is secured by a Lien or Permitted Funding Indebtedness (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) within 365 days from the receipt of such Net Available Cash; provided that in connection with any prepayment, repayment or purchase of Non-Funding Indebtedness pursuant to this clause (a), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided that to the extent the Issuer redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Issuer either shall equally and ratably reduce obligations under the Notes as provided under “Optional redemption,” through open- market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or shall make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest for the amount of Notes that would otherwise be redeemed or purchased; or

(b)	to the extent the Issuer or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including Securitization Assets and by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Issuer that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness (including Permitted Funding Indebtedness) or otherwise use such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the Indenture. If on the day after expiration of the period set forth in clause 3(b) above the aggregate amount of Excess Proceeds under the Indenture exceeds $25.0 million, the Issuer will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in integral multiples of $1,000. The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness. The Issuer or the paying agent, as the case may be, will promptly mail or deliver to each tendering holder of Notes so validly tendered and not withdrawn, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officer’s Certificate from the Issuer will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be issued in minimum denominations of Notes of $2,000 and in integral multiples of $1,000 in excess thereof. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor or contingent liabilities) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Issuer or a Guarantor (other than Subordinated Indebtedness) received after the Existing Notes Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant, not to exceed the greater of $70.0 million and 2.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to offer to purchase Notes or the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Limitation on affiliate transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a majority of the Disinterested Directors of the Issuer.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)	any issuance or sale of Capital Stock, options or other equity-related interests of the Issuer pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors, managers or consultants approved by the Board of Directors of the Issuer in the ordinary course of business;

(3)	any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(4)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, managers, officers, consultants or employees of the Issuer or any Restricted Subsidiary of the Issuer (whether directly or indirectly and including through any Person owned or controlled by any of such directors, managers, officers or employees);

(5)	the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Existing Notes Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(6)	any customary transaction with a Securitization Entity effected as part of a Securitization;

(7)	any transaction between or among the Issuer or any Restricted Subsidiary and any Person that is an Affiliate of the Issuer only because (i) the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate; and/or (ii) the Issuer or a Restricted Subsidiary has been appointed to manage the investments and assets of such Person;

(8)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(9)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(10)	the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any management agreement, registration rights agreement, investment agreement or purchase agreements related thereto) to which it is party as of the Existing Notes Issue Date and any similar agreement that it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to any such agreement or under any similar agreement entered into after the Existing Notes Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise relatively disadvantageous to the Holders in any material respects; and

(11)

any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates.

Designation of restricted and unrestricted subsidiaries

Except for during a Suspension Period, the Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain covenants— Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Non-Funding Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Non-Funding Indebtedness and Liens by a Restricted Subsidiary of the Issuer of any Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Non-Funding Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; (2) such Liens are permitted under the covenant described under the caption “—Certain covenants—Limitation on Liens” and (3) that designation would not cause a Default. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Conduct of business

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC within the dates set forth below:

(1)	within 90 days after the end of each fiscal year, annual reports of the Issuer containing substantially the same information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Issuer containing substantially the same information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act; and

(3)	within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, current reports containing the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act.

Notwithstanding the foregoing, the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing so long as the Issuer makes available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case, at the Issuer’s expense and by the applicable date the Issuer would be required to file such information pursuant to the immediately preceding sentence.

At any time that any of the consolidated subsidiaries of the Issuer are not Restricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the consolidated subsidiaries of the Issuer that are not Restricted Subsidiaries.

So long as the Notes are outstanding and the reports described above are not filed with the SEC, the Issuer will maintain a website (that may be password protected) to which Holders, prospective investors, broker-dealers and securities analysts are given access promptly and to which all of the reports required by this “Reports” covenant are posted. The Issuer will hold a conference call for the Holders and securities analysts to discuss such financial information no later than five Business Days after filing the annual financial information described in clause (1) above and after filing the quarterly financial information described in clause (2) above (it being understood that such conference call may be the same conference call as with the Issuer’s equity investors and analysts). The Issuer will announce any such conference call at least three Business Days in advance.

In addition, to the extent not satisfied by the reports referred to in the first paragraph above, the Issuer shall furnish to Holders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Limitation on guarantees

The Issuer will not permit any of its Domestic Subsidiaries that are Restricted Subsidiaries other than (i) a Guarantor, (ii) an Excluded Restricted Subsidiary or (iii) a Securitization Entity, to Incur any Non-Funding Indebtedness (other than Preferred Stock) or Guarantee the payment of any Credit Facilities of the Issuer or any other Guarantor that are Non-Funding Indebtedness unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a senior Note Guarantee by such Restricted Subsidiary; provided that

(a)	if such Non-Funding Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Non-Funding Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Non-Funding Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(b)	if the Notes or such Guarantor’s Note Guarantee are subordinated in right of payment to such Non-Funding Indebtedness, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to such Non-Funding Indebtedness substantially to the same extent as the Notes or the Guarantor’s Note Guarantee are subordinated to such Non-Funding Indebtedness; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of obligations under the Indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions) stating that:

(a)	such supplemental indenture has been duly authorized, executed and delivered; and

(b)	such supplemental indenture constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable to any Non-Funding Indebtedness of any Restricted Subsidiary or guarantee of any Restricted Subsidiary, in each case, that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. If the Issuer so elects in respect of a Subsidiary, such Subsidiary shall only be required to comply with the 30-day period described above.

Any Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

The Note Guarantee of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger or sale of its Capital Stock) of such Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture;

(2)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and discharge”;

(4)	such Guarantor being released from all of its obligations under all of its Non-Funding Indebtedness and all of its Guarantees of the payment of any loan facilities and debt securities of the Issuer or any other Guarantors that are Non-Funding Indebtedness (it being understood that a release subject to reinstatement is considered a release); or

(5)	upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against Joint Ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and Joint Ventures over the claims of creditors of the Issuer, including Holders of the Notes. The Notes and each Note Guarantee will be structurally subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer (other than the

Guarantors). Initially, none of the Issuer’s Restricted Subsidiaries will provide a Note Guarantee. Although the Indenture limits the incurrence of Non-Funding Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are considered Permitted Funding Indebtedness or Permitted Securitization Indebtedness or that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on Indebtedness.”

Merger and consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and the Indenture and if such Successor Issuer is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) the Issuer would be able to Incur at least an additional $1.00 of Non-Funding Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Consolidated Non-Funding Debt to Equity Ratio of the Issuer and its Restricted Subsidiaries would not be greater than it was immediately prior to giving effect to such transaction; and

(4)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions and may rely on a certificate of an officer of the Issuer as to any matters of fact, including as to satisfaction of clauses (2) and (3) above), each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel also stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Issuer.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture but in the case of a lease of all or substantially all its assets, the predecessor Issuer will not be released from its obligations under such Indenture or the Notes.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence) of the first paragraph of this covenant, (a) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clause (3) (which does not apply to transactions referred to in this sentence) of the first paragraph of this covenant, the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, becoming a direct or indirect wholly-owned subsidiary of a holding company, reincorporating the Issuer in another jurisdiction under the laws of the United States of America, any State of the United States or the District of Columbia, or changing the legal form of the Issuer (so long as if the Issuer after such change of legal form is not a corporation, a co-obligor of the Notes is a corporation organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia).

A Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture) will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	if the resulting, surviving or transferee Person remains a Subsidiary of the Issuer, (a) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, (b) the Successor Guarantor (if not the Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Guarantor under its Note Guarantee and the Indenture and (c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Subsidiary of the Successor Guarantor as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; or

(2)	if the resulting, surviving or transferee Person is not a Subsidiary of the Issuer, such merger, conveyance, transfer or lease complies with the covenant described under “—Limitation on sales of assets and subsidiary stock”.

The Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under the Indenture but in the case of a lease of all or substantially all its assets, the predecessor Guarantor will not be released from its obligations under such Indenture or its Note Guarantee.

Notwithstanding the foregoing, (a) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or another Guarantor and (b) any Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction under the laws of the United States of America, any State of the United States or the District of Columbia, or changing the legal form of the Guarantor.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Issuer.

Events of default

Each of the following is an “Event of Default” under the Indenture:

(1)	default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	(a) failure to comply with the Indenture provisions described under “—Certain covenants—Merger and consolidation” and “—Change of Control”; and (b) failure to comply with the Issuer’s other agreements or obligations contained in the Indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(5)	certain events of bankruptcy, insolvency or court protection of the Issuer or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(6)	failure by the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $30.0 million (net of any amounts covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, in each case, to the extent not disclaimed) which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after each such judgment becomes final, and in the event any such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and

(7)	any Note Guarantee by a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is declared to be null and void and unenforceable (other than in accordance with the terms of the Indenture) or any such Guarantor or group of Guarantors denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with the Indenture (the “guarantee provision”).

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above occurs with respect to the Issuer and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses caused by or that might be caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Issuer or any Holder, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer or any Holder. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional redemption” and in the eighth paragraph under “—Change of Control”;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

In addition, with the consent of at least seventy-five per cent (75%) in aggregate principal amount of Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), an amendment or supplement may release any Guarantor from its obligations under its Note Guarantee.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of the Issuer under any Note Document in accordance with the covenant described under “—Certain covenants—Merger and consolidation”;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes;

(8)	to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the Covenant described under “—Certain covenants—Limitation on Guarantees,” to add Note Guarantees, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;

(9)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Defeasance

The Issuer at any time may terminate all obligations of the Issuer under the Notes and the Indenture (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuer in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Issuer at any time may terminate its obligations under the covenants described under “—Certain covenants” (other than clauses (1) and (2) of the first paragraph of “—Merger and consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provision, the bankruptcy provisions with respect to the Issuer and Significant Subsidiaries, the judgment default provision and the guarantee provision described under “—Events of Default” above (“covenant defeasance”).

The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Events of Default” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) stating that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions) to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under the Indenture; and (4) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent under the “—Satisfaction and discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any certificate of the Issuer as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No personal liability of directors, officers, employees and shareholders

No director, manager, officer, employee, incorporator, shareholder or member of the Issuer or any of its respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee and certain agents

U.S. Bank National Association has been appointed as Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty.

The Indenture will impose certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Affiliates and Subsidiaries.

The Indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Issuer and

(2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Notices

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC in accordance with DTC’s procedures, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. For so long as any Notes are represented by Global Notes, all notices or communications will be delivered to DTC in accordance with DTC’s procedures, and such delivery shall be deemed to satisfy this paragraph. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing law

The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger, consolidation or other combination. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Permitted Business (it being understood that capital expenditures on property or assets already used in a Permitted Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is primarily engaged in a Permitted Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that a specified Person will not be deemed to control any other Person solely by virtue of having discretionary authority over the making or disposition of Investments on behalf of such other Person.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at May 1, 2017, plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer (other than Capital Stock of the Issuer) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business;

(4)	a disposition of obsolete, uneconomical surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain covenants—Merger and consolidation” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $15.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or asset disposition, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	disposition of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the compromise, workout, settlement or collection thereof or exercise of remedies with respect thereto, or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of collateral for loans and leases managed, serviced, originated or held by the Issuer or any of its Subsidiaries;

(10)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(11)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(12)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable, notes receivable or other assets that by their terms convert into cash in the ordinary course of business or the conversion or exchange of accounts receivable for notes receivable, the sale of advances, loans, customer receivables, mortgage related securities or other assets, in each case in the ordinary course of business;

(13)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(14)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(15)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(16)	any sales, transfers, contributions or dispositions of Securitization Assets to Securitization Entities in connection with Securitizations in connection with the operating and investment activities of a Permitted Business;

(17)	transactions pursuant to repurchase agreements entered into in the ordinary course of business; and

(18)	dispositions of investments, loans, securities and all financial instruments as well as other property or assets (including real estate and real estate related assets) in connection with the operating and investment activities of a Permitted Business.

“Board of Directors” means (1) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members; and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the state of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or limited liability company, partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	(a) United States dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union (other than Greece, Cyprus, Ireland, Italy, Portugal or Spain) or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)

Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above; and

(10)	for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Issuer and its Subsidiaries on the Existing Notes Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)	the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Existing Notes Issue Date), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Existing Notes Issue Date), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

Notwithstanding the foregoing, a transaction will be deemed not to constitute a Change of Control under this definition if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company, (ii) the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act in effect on the Existing Notes Issue Date) of the Issuer’s Voting Stock immediately prior to that transaction hold at least a majority of such holding company’s Voting Stock immediately following that transaction and (iii) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Existing Notes Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner”, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such holding company immediately following that transaction.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Issuer and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided that there will not be included in such Consolidated Net Income:

(1)

subject to the limitations contained in clause (3) below, any net income (loss) of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	(i) the aggregate amount of interest income included in Consolidated Net Income attributable to Securitization Facilities or warehousing facilities that, pursuant to the terms of such Securitization Facilities or warehousing facilities, is applied (or is required to be applied) by the payment waterfall of such Securitization Facilities or warehousing facilities to repay principal amounts outstanding under such Securitization Facilities or warehousing facilities due to the occurrence of an event or failure to meet a ratio or test that, in the absence of such occurrence or failure, would have been paid or available for payment to holders of the applicable entity’s Capital Stock pursuant to such payment waterfall, less (ii) the aggregate amounts referred to in clause (i) that are subsequently recovered by the applicable entity and paid or available for payment to holders of the applicable entity’s Capital Stock; provided that the amount of such exclusion from Consolidated Net Income pursuant to this clause (2) shall in no event be duplicative of any reserve or net loss otherwise included in such Consolidated Net Income in respect of such occurrence or failure or the circumstances giving rise to such occurrence or failure;

(3)	any net gain (or loss) realized upon the sale or other disposition of any disposed or discontinued operations of the Issuer or any Restricted Subsidiaries (including pursuant to any sale/ leaseback transaction) and related fees and expenses as well as any net income or loss from disposed or discontinued operations;

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)	in respect of Non-Funding Indebtedness, (a) any amortization or write-off of deferred financing costs or other related expenses incurred and actually paid prior to the beginning of the fiscal quarter in which the Existing Notes Issue Date occurs and (b) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Non-Funding Indebtedness and any net gain (loss) from any write-off or forgiveness of Non-Funding Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(10)	any goodwill or other intangible asset amortization, impairment charge or write-off;

(11)	except in connection with the operating and investment activities of a Permitted Business, any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(12)	change in fair value of Permitted Funding Indebtedness or Investments or the amortization of financing costs or original issue discount relating to Permitted Funding Indebtedness or the write-off of Investments pursuant to such Person’s accounting policy;

(13)	any unrealized gains or losses on investment assets whether or not recognized as such on the financial statements of the Issuer; and

(14)	except in connection with the operating and investment activities of a Permitted Business, any realized gains or losses in respect of Hedging Obligations associated with specific assets owned by the Issuer as of the last day of the period for which Consolidated Net Income is being determined;

provided further that any Permitted Tax Distributions shall, without duplication, be deducted from Consolidated Net Income.

“Consolidated Non-Funding Debt” means, with respect to any Person as of any determination date, an amount equal to the sum of, (1) the aggregate amount of all outstanding Non-Funding Indebtedness described in clauses (1), (2), (5) and, without double counting, (8)(to the extent such Guarantee is in respect of Non-Funding Indebtedness described in clauses (1), (2) and (5) of the definition of “Indebtedness”) of the definition of “Indebtedness” of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) the aggregate liquidation preference of Disqualified Stock of the Issuer and Disqualified Stock and Preferred Stock of Restricted Subsidiaries, less (3) the amount of any Non-Funding Indebtedness or the aggregate liquidation preference of Disqualified Stock included in clauses (1) or (2) above that is to be refinanced with Refinancing Indebtedness to the extent that (x) a notice of redemption, prepayment or repayment of such Non-Funding Indebtedness has been given to the holders thereof, (y) such redemption, prepayment or repayment shall occur within 30 days and (z) the applicable Refinancing Indebtedness is included in clauses (1) or (2).

“Consolidated Non-Funding Debt to Equity Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated Non-Funding Debt of such Person as of such determination date to the Consolidated Stockholders Equity of such Person as of such determination date. In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Consolidated Non-Funding Debt (other than Consolidated Non-Funding Debt incurred under any revolving credit facility unless (x) such Non-Funding Indebtedness has been permanently repaid and has not been replaced or (y) such Non-Funding Indebtedness was reduced with proceeds of an Equity Offering or other Indebtedness) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the date of the most recent annual or quarterly consolidated balance sheet for which the Consolidated Non-Funding Debt to Equity Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Non-Funding Debt to Equity Ratio is made (the “Consolidated Non-Funding Debt to Equity Ratio Calculation Date”), then the Consolidated Non-Funding Debt to Equity Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such Issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred prior to such determination date; provided that the pro forma calculation shall not give effect to any Non-Funding Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain covenants—Limitation on Indebtedness.” For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries on or prior to or simultaneously with the Consolidated Non-Funding Debt to Equity Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations had occurred prior to the Consolidated Non-Funding Debt to Equity Ratio Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

“Consolidated Stockholders Equity” means, with respect to any Person as of any determination date, the stockholders’ equity, members’ equity or partners’ capital, as applicable, as shown on the most recent annual or quarterly consolidated balance sheet of such Person and its Restricted Subsidiaries that is internally available, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated Non-Funding Debt to Equity Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend, distribution or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

For the avoidance of doubt, a Guarantee or Limited Recourse Guarantee of Permitted Funding Indebtedness or Permitted Securitization Indebtedness shall not constitute a Contingent Obligation.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Issuer, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Indebtedness”), alters the maturity thereof, changes any other terms, covenants or other provisions or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Non-Funding Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Non-Funding Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain covenants—Limitation on Restricted Payments”; provided further that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means a sale of Capital Stock of the Issuer (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Restricted Subsidiary” means any Subsidiary of the Issuer that is designated as a Restricted Subsidiary but prohibited, in the reasonable judgment of the Issuer, from providing a Note Guarantee by any applicable law, regulation or contractual restrictions not created in contemplation of such designation and which, in the case of any such contractual restriction, in the reasonable judgment of senior management of the Issuer, cannot be removed through commercially reasonable efforts; provided that a Subsidiary shall be deemed to be an Excluded Restricted Subsidiary if, in the reasonable judgment of the Issuer, such a Subsidiary providing a Note Guarantee would require any of the Issuer or its Restricted Subsidiaries to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940, as amended.

“Existing Notes Issue Date” means April 22, 2015.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, as determined by the Issuer in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (b) any Restricted Subsidiary of such Person that has no material assets other than Capital Stock of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Existing Notes Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that provides a Note Guarantee; provided that any Excluded Restricted Subsidiary and any Securitization Entities shall not be deemed Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity swap, cap or collar agreements, foreign exchange contracts, currency swap agreements, currency future or option contracts, credit-related derivatives and hedging instruments and other hedging agreements and transactions intended to hedge against financial risk.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes, repurchase agreements or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	that portion of obligations with respect to Capitalized Lease Obligations of such Person that is properly classified as a liability on the balance sheet of such Person in conformity with GAAP;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends or distributions);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Existing Notes Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Existing Notes Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	Standard Securitization Undertakings;

(iii)	Cash Management Services;

(iv)	in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; and

(v)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Issuer.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, managers, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided that (x) endorsements of negotiable instruments and documents in the ordinary course of business, (y) accounts receivable, extensions of trade credit or advances by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Issuer’s or its Restricted Subsidiaries’ normal trade practices, as the case may be and (z) deposits made in the ordinary course of business and customary deposits into reserve accounts related to securitizations will not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain covenants—Limitation on Restricted Payments”:

(1)	“Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade” means (i) BBB- or higher by Fitch, (ii) BBB- or higher by S&P, (iii) Baa3 or higher by Moody’s, or (iv) the equivalent of such ratings by Fitch, S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union (excluding Greece, Cyprus, Ireland, Italy, Portugal or Spain), or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from Fitch or S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Fitch, Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes are rated Investment Grade by at least two Rating Agencies, so long as one of such Rating Agencies is Moody’s or S&P.

“Investors” means (i) any of Corsair Capital, LLC, Capital Z Partners, Ltd., GSO Capital Partners LP and Franklin Square Capital Partners LP or (ii) any Affiliate of any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC , Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd., GSO Capital Partners LP or Franklin Square Capital Partners LP or any of their Affiliates.

“Joint Venture” means, as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person, (2) in which such Person owns less than 100% of the equity or voting interests and (3) which Person is engaged in a Permitted Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Recourse Guarantee” means, in respect of any Permitted Funding Indebtedness or Permitted Securitization Indebtedness, any obligation of a Person other than a primary obligor in respect of such Permitted Funding Indebtedness or Permitted Securitization Indebtedness either (1) arising from (A) a “bad-boy” guarantee customary for financings of that type, (B) exceptions to the limit on recourse to the assets financed by such Permitted Funding Indebtedness or Permitted Securitization Indebtedness for matters customary for financings of that type, including in respect of breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of prohibitions on transfers of assets and environmental liabilities, and (C) liabilities and other circumstances excluded from exculpation, indemnification or guarantee provisions that are customarily excluded from financings of that type or (2) in the case of Permitted Funding Indebtedness, that is limited to no more than 5% of the principal amount of such Permitted Funding Indebtedness (or such other amount representing the liability amount in respect of such Permitted Funding Indebtedness).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made by third parties to, directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer or its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Stock Repurchases” means the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer held by or on behalf of any future, present or former employee, director, manager or consultant of the Issuer or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, manager or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, manager or consultant’s employment, directorship or manager position, including advances to or on behalf of any such employee, director, manager or consultant in respect of taxes owed by any such person in connection with such person’s exercise of options, and any related cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from such persons in connection with any such repurchase, retirement, other acquisition or retirement or advance.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization as defined under Section 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes, paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than the Issuer or any of its respective Subsidiaries) in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition, including, without limitation, any relocation expenses, severance costs and shutdown costs incurred as a result of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Funding Indebtedness” means Indebtedness other than Permitted Funding Indebtedness and Permitted Securitization Indebtedness.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes, the Note Guarantees (if any) and the Indenture.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuer’s other obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and collectively, all such Guarantees.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Investment Officer, the Chief Financial Officer, the Treasurer or the Controller (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and meeting the requirements of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Pari Passu Indebtedness” means Non-Funding Indebtedness of the Issuer which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Note Guarantees.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock.”

“Permitted Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions, expansions or developments of any thereof.

“Permitted Funding Indebtedness” means any Indebtedness of a Restricted Subsidiary Incurred to finance (a) the origination, funding or commitment in respect of, or the warehousing of, loans, leases or other debt portfolio assets of a Permitted Business, (b) the making of advances, extensions of credit or commitments to advance or extend credit in connection with a Permitted Business or (c) the investment in, or the warehousing of, any such debt portfolio assets, including participations or other interests therein, in connection with a Permitted Business.

“Permitted Holders” means, collectively, (1) each Investor, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (3) Senior Management and (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Issuer, acting in such capacity.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Permitted Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, workout negotiations, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing on the Existing Notes Issue Date or otherwise made pursuant to agreements or arrangements in effect on the Existing Notes Issue Date, and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Existing Notes Issue Date or (b) as otherwise permitted under the Indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (7), (9) and (11) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of (i) inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the Indenture and (ii) less than all or substantially all of the operating or investment assets of a Permitted Business by the Issuer or a Restricted Subsidiary excluding any Capital Stock of another Person;

(15)	(i) Guarantees not prohibited by the covenant described under “—Certain covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Issuer or any of its Restricted Subsidiaries that are permitted by the Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the Indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Existing Notes Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Existing Notes Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(20)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(21)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, not to exceed the greater of $35.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(22)	Investments by the Issuer or any Restricted Subsidiary in Securitization Entities (including, but not limited to, Standard Securitization Undertakings) or Investments in portfolio assets of a Permitted Business including corporate loans, mortgage related loans, asset-backed loans, total return swaps, repurchase agreements, securities and receivables;

(23)	Investments in connection with any Permitted Funding Indebtedness;

(24)	Investments by the Issuer or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Issuer or such Restricted Subsidiary;

(25)	Investments in Joint Venture not to exceed the greater of $50.0 million and 1.75% of Total Assets; and

(26)	additional Investments having an aggregate fair market value at the time each such Investment is made, taken together with all other Investments made pursuant to this clause (26) that are at that time outstanding, not to exceed the greater of (i) $70.0 million and (ii) 2.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (26).

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Non-Funding Indebtedness and other obligations incurred under clause (1) of the second paragraph under “—Certain covenants—Limitation on indebtedness”;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(6)

Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain covenants—Limitation on Indebtedness” with financial institutions;

(d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9)	Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, development, construction, lease, repairs, maintenance or improvement of assets or property acquired or constructed in the ordinary course of business (including Indebtedness incurred under clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and (b) any such Lien may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) comprised of any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Existing Notes Issue Date;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	(i) Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or a Guarantor, (ii) Liens in favor of the Issuer or a Guarantor or (iii) Liens on assets or property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Guarantor;

(14)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(21)	any security granted over the marketable securities portfolio described in clause (9) or (10) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(22)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(23)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(24)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(25)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(26)	Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and Liens securing obligations in connection with Investments comprised of total return swaps and repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such total return swap or repurchase agreement;

(27)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of $40.0 million and 1.0% of Total Assets at any one time outstanding;

(28)	Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (a)(i) the assets acquired or originated with the proceeds of Permitted Funding Indebtedness, (ii) assets that consist of loans, mortgages, receivables, Securitization Assets and Permitted Investments of the type described in clauses (22) and (24) of the definition thereof and (iii) other similar assets subject to and pledged to secure such Indebtedness and (b) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in clause (a);

(29)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(30)	Liens consisting of the rights of secured and potentially secured parties under the concentration account(s) of NewStar Concentration LLC and any other entity set up for a similar purpose;

(31)	Liens to secure Indebtedness of any Excluded Restricted Subsidiary securing Indebtedness of such Excluded Restricted Subsidiary that is permitted by the terms of the Indenture to be Incurred; and

(32)	(i) Standard Securitization Undertakings and (ii) Liens on Securitization Assets and the proceeds thereof Incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Permitted Securitization Indebtedness” means any Securitization Indebtedness in respect of loans, leases or other debt portfolio assets of a Permitted Business, including investments, participations or other interests therein so long as any Permitted Funding Indebtedness used to finance and warehouse the purchase, origination or pooling of any assets subject to such Securitization in connection with such Securitization is repaid to the extent of the net proceeds received by the Issuer and its Restricted Subsidiaries from the applicable Securitization Entity.

“Permitted Tax Distributions” means:

(1)	with respect to any taxable period ending after the Existing Notes Issue Date for which the Issuer is treated as a partnership for U.S. federal income tax purposes, distributions to the Issuer’s equity owners in an aggregate amount equal to the product of (A) the taxable income of the Issuer for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Existing Notes Issue Date (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss is of a character that would permit such loss to be deducted against the current period taxable income and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any equity owner of the Issuer for such taxable period (taking into account the character of the taxable income in question (such as long term capital gain, qualified dividend or distribution income)); provided that Permitted Tax Distributions otherwise permitted under this clause (1) in respect of the taxable period beginning prior to the Existing Notes Issue Date shall be reduced by the amount of estimated tax payments that should have been made by the equity owners of the Issuer prior to the Existing Notes Issue Date (based on the assumptions used in this clause (1)), and

(2)	with respect to any taxable period ending before the Existing Notes Issue Date for which the Issuer was treated as a partnership for U.S. federal income tax purposes, distributions to the Issuer’s equity owners in an aggregate amount equal to the product of (A) any additional taxable income for such taxable period resulting from a tax audit adjustment made after the Existing Notes Issue Date and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any equity owner of the Issuer for such taxable period (taking into account the character of the additional taxable income in question (such as long term capital gain, qualified dividend or distribution income)).

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if Fitch, Moody’s or S&P are not making ratings of the Notes publicly available, the Issuer may, at its option, appoint another Nationally Recognized Statistical Rating Organization as a replacement for such Rating Agency and, following such appointment, such replacement rating agency shall be substituted in this definition for the rating agency that ceased to make a rating of the Notes publicly available; provided that the Issuer shall give notice of such appointment to the Trustee.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that:

(1)	the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes;

(2)	if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness also constitutes Subordinated Indebtedness; and

(3)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization” means a public or private transfer, sale or financing of Securitization Assets by which the Issuer or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of Securitization Assets.

“Securitization Assets” means any assets capable of being securitized.

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Issuer) established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind, (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Issuer or any Guarantor and (iii) any special purpose Subsidiary of the Issuer formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Issuer or any Guarantor other than under Credit Enhancement Agreements. As of the Existing Notes Issue Date, NewStar Commercial Loan Depositor 2012-2 LLC, NewStar Commercial Loan Depositor 2013-1 LLC, NewStar Commercial Loan Depositor 2014-1 LLC, NewStar Commercial Loan Depositor 2015-1 LLC, NewStar Commercial Loan Funding 2012-1 LLC, NewStar Commercial Loan Funding 2012-2 LLC, NewStar Commercial Loan Funding 2013-1 LLC, NewStar Commercial Loan Funding 2014-1 LLC, NewStar Commercial Loan Funding 2015-1 LLC, NewStar Commercial Loan LLC 2006-1, NewStar Commercial Loan LLC 2007-1, NewStar Commercial Loan LLC 2009-1, NewStar Commercial Loan Trust 2006-1, NewStar Commercial Loan Trust 2007-1, NewStar Commercial Loan Trust 2009-1, NewStar LLC 2005-1, and NewStar Trust 2005-1 are Securitization Entities.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Entity that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Securitization.

“Securitization Indebtedness” means (i) Indebtedness of any of Restricted Subsidiary incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to any Restricted Subsidiary based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by a Restricted Subsidiary.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Management” means Timothy J. Conway, Peter A. Schmidt-Fellner and John K. Bray acting together.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Existing Notes Issue Date.

“Specified Event Offer” means an offer by the Issuer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Such offer will be commenced by the Issuer giving notice of such Specified Event Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions for which the Issuer is making the Specified Event Offer and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to Specified Event Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization, including, without limitation, those relating to the investment management, servicing or other administration of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Existing Notes Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, Joint Venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, Joint Venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of limited liability company, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent annual or quarterly consolidated balance sheet of the Issuer and its Restricted Subsidiaries that is internally available.

“Treasury Rate” means in the case of a redemption of the Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to May 1, 2017; provided that if the period from the redemption date to May 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary except in the case of Indebtedness and Liens otherwise permitted under the Indenture; and

(2)	such designation and the Investment of the Issuer in such Subsidiary complies with “—Certain covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of its Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

PLAN OF DISTRIBUTION

We may sell the Notes:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents, dealers, and underwriters may sell the Notes from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may directly solicit offers to purchase the Notes. We may also designate agents from time to time to solicit offers to purchase the Notes. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the Notes to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell the Notes, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the Notes to the public. In connection with the sale of the Notes offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the Notes.

Underwriters may also use dealers to sell the Notes. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of any of the Notes, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. In no event will the total amount of compensation paid to any member of The Financial Industry Regulatory Authority (FINRA) upon completion of any offering exceed 8.0% of the maximum gross proceeds of such offering.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the Notes offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for the Notes pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act. If we offer the Notes in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the Notes originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the Notes sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any underwriters to whom we sell the Notes for public offering and sale may make a market in the Notes, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the Notes we may offer from time to time for trading on an exchange, but we are not obligated to do so.

The anticipated date of delivery of the Notes offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Locke Lord LLP, Boston, Massachusetts, our counsel. George Ticknor, a partner of Locke Lord LLP, is our Assistant Secretary. The validity of the Notes will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of NewStar Financial, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our internet website is www.newstarfin.com and through the Investors section of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information contained in our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market. Reports and other information concerning us can be inspected at the offices of The NASDAQ Global Market.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of the prospectus until the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 4, 2015, as amended by the Form 10-K/A for the year ended December 31, 2014, filed with the SEC on March 26, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on April 17, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015, as amended by Form 10-Q/A for the quarter ended March 31, 2015, filed with the SEC on May 15, 2015, and for the quarter ended June 30, 2015, filed with the SEC on August 6, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2015, January 23, 2015, March 9, 2015, March 11, 2015, March 24, 2015, March 25, 2015, two reports filed on April 14, 2015 (excluding information provided under Item 7.01), April 17, 2015, April 28, 2015, May 11, 2015 and May 15, 2015, August 7, 2015, August 13, 2015, September 3, 2015, September 17, 2015 (excluding information provided under Item 7.01), September 21, 2015, October 2, 2015, and October 7, 2015.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 848-2500 or writing us at:

Investor Relations

NewStar Financial, Inc.

500 Boylston Street

Suite 1250

Boston, Massachusetts 02116